Filed Pursuant to Rule 424b3
Registration No. 333-121493

PROSPECTUS

MAY 1, 2005

TIAA REAL ESTATE ACCOUNT

A Tax-Deferred Variable Annuity Option Offered by Teachers Insurance and Annuity Association of America

This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

The Real Estate Account invests primarily in real estate and real estate–related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account’s assets.

The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account’s performance depends mainly on the value of the Account’s real estate and other real estate–related investments, and the income generated by those investments. The Account’s returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property’s profitability. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see “Risks,” page 7.

We take deductions daily from the Account’s net assets for the Account’s operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from Account’s net assets total 0.580%.

The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of nonprofit institutions. TIAA offers the Real Estate Account under the following annuity contracts:

•   RA and GRAs (Retirement and Group Retirement Annuities)

•   Retirement Select and Retirement Select Plus Annuity

•   SRAs (Supplemental Retirement Annuities)

•   GSRAs (Group Supplemental Retirement Annuities)

•   Retirement Choice and Retirement Choice Plus Annuity

•   GAs (Group Annuities) and Institutionally-Owned GSRAs

•   Classic and Roth IRAs (Individual Retirement Annuities) including SEP IRAs (Simplified Employee Pension Plans)

•   Keoghs

•   ATRAs (After-Tax Retirement Annuities)

Note that state regulatory approval may be pending for certain of these contracts and they may not currently be available in your state.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy of the information in this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

TABLE OF CONTENTS

About the Real Estate Account and TIAA	Below
The Account’s Investment Objective and Strategy	1
Summary of Account’s Expense Deductions	1
About the Account’s Investments — In General	2
General Investment and Operating Policies	5
Risks	7
Establishing and Managing the Account — The Role of TIAA	12
Description of Properties	16
Selected Financial Data	28
Quarterly Selected Financial Information (Unaudited)	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Quantitative and Qualitative Disclosures About Market Risk	40
Valuing the Account’s Assets	41
Expense Deductions	44
The Contracts	46
How to Transfer and Withdraw Your Money	50
Receiving Annuity Income	54
Death Benefits	59
Taxes	60
General Matters	64
Distribution	66
State Regulation	66
Legal Matters	66
Experts	66
Additional Information	67
Financial Statements	68
Additional Developments	68
Index to Financial Statements	70
Appendix A — Management of TIAA	136
Appendix B — Special Terms	138

Please see Appendix B for definitions of certain special terms used in this prospectus.

The Real Estate Account offered by this prospectus is only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you shouldn’t rely on it.

ABOUT THE REAL ESTATE ACCOUNT AND TIAA

The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is (212) 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.

With its 50 years in the real estate business and interests in properties located across the U.S., TIAA is one of the nation’s largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 2004, TIAA’s general account had a mortgage and real property portfolio of approximately $26.0 billion.

TIAA is the companion organization of the College Retirement Equities Fund (CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation’s education and research communities and one of the largest pension systems in the U.S., based on assets under management. TIAA-CREF serves approximately 3.2 million people at over 15,000 institutions. As of December 31, 2004, TIAA’s assets were approximately $163.6 billion; the combined assets for TIAA and CREF totaled approximately $335.6 billion.

THE ACCOUNT’S INVESTMENT OBJECTIVE AND STRATEGY

Investment Objective: The Real Estate Account seeks favorable long-term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

Investment Strategy: The Account seeks to invest between 70 percent to 95 percent of its assets directly in real estate or real estate–related investments. The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate–related investments, through joint ventures, real estate partnerships or real estate equity securities. To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (i.e., that primarily own or manage real estate), and mortgage-backed securities.

The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and other cash equivalents, and, at times, stock of companies that don’t primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.

The amount the Account invests in real estate and real estate–related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. As of December 31, 2004, the Account owned a total of 102 real estate properties, representing 86.06% of the Account’s total investment portfolio. The Account also held investments in real estate limited partnerships, representing 0.40% of the portfolio, real estate equity securities, representing 4.25% of the portfolio, commercial mortgage-backed securities (CMBS), representing 0.54% of the portfolio, and commercial paper, representing 4.51% of the portfolio and government bonds, representing 4.24% of the portfolio.

SUMMARY OF ACCOUNT’S EXPENSE DEDUCTIONS

Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. The current annual expense deductions are:

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Type of Expense Deduction	Percent of Net Assets Annually	Services Performed

Investment Management	0.195%	For TIAA’s investment advice, portfolio accounting, custodial services, and similar services, including independent fiduciary and appraisal fees
Administration	0.210%	For Services’ administrative services, such as allocating premiums and paying annuity income
Distribution	0.065%	For Services’ expenses related to distributing the annuity contracts
Mortality and Expense Risk	0.070%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.040%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction	0.580%	For total services to the Account

Services are performed at cost by TIAA or subsidiaries of TIAA. Since expenses are charged at cost, the expenses described are estimates for the year based on projected expense and asset levels. Any differences between actual and estimated expenses are adjusted quarterly. For more detailed information, see “Expense Deductions” page 44.

ABOUT THE ACCOUNT’S INVESTMENTS—IN GENERAL

DIRECT INVESTMENTS IN REAL ESTATE

Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion the Account might invest in real estate development projects.

Purchase-Leaseback Transactions: The Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or “participate”) in any increase in property value from building improvements or in the lessee’s revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

INVESTMENTS IN MORTGAGES

General: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage

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loans may pay fixed or variable interest rates or have “participating” features (as described below). Normally the Account’s mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won’t be the borrower’s personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized (i.e., principal is paid over the course of the loan), or may provide for interest-only payments, with a balloon payment at maturity.

Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a “participation”) in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the income the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

Managing Mortgage Loan Investments: TIAA can manage the Account’s mortgage loans in a variety of ways, including:

•	renegotiating and restructuring the terms of a mortgage loan

•	extending the maturity of any mortgage loan made by the Account

•	consenting to a sale of the property subject to a mortgage loan

•	financing the purchase of a property by making a new mortgage loan in connection with the sale

•	selling them, or portions of them, before maturity

OTHER REAL ESTATE–RELATED INVESTMENTS

Real Estate Investment Trusts: The Account may invest in real estate investment trusts (REITs), publicly owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to maximize share value and increase cash flows by acquiring and developing new projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute at least 90% of their taxable income to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as cash flow, the skill of its management team, and defaults by its lessees or borrowers.

Stock of Companies Involved in Real Estate Activities: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

Mortgage-Backed Securities: The Account can invest in mortgage-backed securities and other mortgage-related or asset-backed instruments, including

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commercial mortgage-backed securities (CMBSs), residential mortgage-backed securities, mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities.

Investment Vehicles Involved in Real Estate Activities: The Account can hold interests in limited partnerships, funds, and other commingled investment vehicles involved in real estate–related activities, including owning, financing, managing, or developing real estate.

NON-REAL ESTATE-RELATED INVESTMENTS

The Account can also invest in:

•	U.S. government or government agency securities

•	Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.

•	Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multi-national organizations, but only if they’re investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)

•	Common or preferred stock, or other ownership interests, of U.S. or foreign companies that aren’t involved in real estate, to a limited extent

FOREIGN REAL ESTATE AND OTHER FOREIGN INVESTMENTS

The Account may invest in foreign real estate or real estate–related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will be no more than 25 percent of the Account’s portfolio. Depending on investment opportunities, the Account’s foreign investments could at times be concentrated in one or two foreign countries.

We will consider the special risks involved in foreign investing before investing in foreign real estate and won’t invest unless our standards are met.

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GENERAL INVESTMENT AND OPERATING POLICIES

STANDARDS FOR REAL ESTATE INVESTMENTS

General Criteria for Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:

•	the location, condition, and use of the underlying property

•	its operating history, and its future income-producing capacity

•	the quality, operating experience, and creditworthiness of the borrower

TIAA will analyze the fair market value of the underlying real estate, taking into account the property’s operating cash flow (based on the historical and projected levels of rental and occupancy rates, and expenses), as well as the general economic conditions in the area where the property is located.

Diversification: We haven’t placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.

Special Criteria for Making Mortgage Loans: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

Selling Real Estate Investments: The Account doesn’t intend to buy and sell its real estate investments simply to make short-term profits. But the Account may sell investments if market conditions are favorable or to raise cash. The Account will reinvest any sale proceeds that it doesn’t need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

OTHER REAL ESTATE–RELATED POLICIES

Appraisals: The Account will rely on TIAA’s own analysis to appraise a property when it first buys it. After that, normally the Account’s properties and participating mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. In addition, TIAA’s appraisal staff will perform a valuation of each real estate property on a quarterly basis. While the Account usually won’t receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans.

Borrowing: The Account may borrow money and assume or obtain a mortgage on a property — i.e., make leveraged real estate investments — under the following limited circumstances:

•	The Account may borrow money when it buys a property that is already subject to existing mortgage loans.

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•	The Account may take out a mortgage on a property with a joint venture partner.

•	The Account may take out a construction loan on a property with a joint venture partner, provided that if there is a default under the loan, the lender’s recourse is limited to the assets of that joint venture.

•	To meet short-term cash needs, the Account may obtain a line of credit whose terms require that the Account secure loans under the line of credit with one or more of its properties.

The Account’s total borrowings may not exceed 20% of the Account’s total net asset value. (In calculating the 20% limit, we will include only the Account’s actual percentage interest in any borrowings and not that of any joint venture partner.) The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing the property. Except for construction loans, any mortgage loans on a property will be non-recourse, meaning that if the Account defaults on its loan, the lender will have recourse only to the property encumbered or the joint venture owning the property, and not to any other assets of the Account. When possible, the Account will seek to have loans mature at different times to limit the risks of borrowing.

The Account will not obtain mortgage financing from TIAA or any of its affiliates. However, on a limited basis, the Account may place a mortgage on an Account property held by a TIAA subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.

When the Account assumes or obtains a mortgage on a property, it will bear the expense of mortgage payments. It will also be exposed to certain additional risks, which are described under “Risks of Borrowing” on page 8.

Joint Investments: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it’s in the Account’s best interests.

Property Management and Leasing Services: The Account usually will hire a local management company to perform the day-to-day management services for the Account’s properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account’s cash flow from a property.

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Insurance: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account’s real property and properties securing mortgage loans or subject to purchase-leaseback transactions. The Account’s insurance policies on its properties currently includes some coverage for terrorist acts, but we can’t assure you that it will be adequate to cover all losses. We also can’t assure you that we will be able to obtain coverage for terrorist acts at an acceptable cost, if at all, when the current policy expires.

OTHER POLICIES

Liquid Assets: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate–related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants’ funds, lack of suitable real estate investments, or a need for greater liquidity.

Investment Company Act of 1940: We intend to operate the Account so that it will not have to register as an “investment company” under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account’s portfolio so that it won’t have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments.

Changing Operating Policies or Winding Down: TIAA can decide to change the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA’s traditional annuity or any CREF account available under your employer’s plan. You will be notified in advance if we decide to change a significant policy or wind down the Account.

RISKS

The value of your investment in the Account will go up and down based on the value of the Account’s assets and the income the assets generate. The potential risk of investing in the Account is moderate. You can lose money by investing in the Account. The Account’s assets and income (particularly its real estate assets and rental income) can be affected by many factors, and you should consider the specific risks presented below before investing in the Account.

RISKS OF REAL ESTATE INVESTING

General Risks of Owning Real Property: The Account will be subject to the risks inherent in owning real property, including:

•	The Account’s property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, changing supply and demand for certain types of properties, and natural disasters or man-made events.

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•	A property may be unable to attract and retain tenants, which means that rental income would decline.

•	The Account could lose revenue if tenants don’t pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.

•	A property’s profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, go up in relation to gross rental income, or the property needs unanticipated repairs and renovations.

General Risks of Selling Real Estate Investments: Among the risks of selling real estate investments are:

•	The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.

•	Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.

•	The Account may need to provide financing if no cash buyers are available.

Risks of Borrowing: Among the risks of borrowing money and investing in a property subject to a mortgage are:

•	The Account may not be able to make its loan payments, which could result in a default on its loan. The lender then could foreclose on the underlying property and the Account would lose the value of its investment in the foreclosed property.

•	If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account may not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing. The Account then may be forced to sell the property or other properties under unfavorable market conditions or default on its mortgage.

•	If the Account takes out variable-rate loans, the Account’s returns may be volatile when interest rates are volatile.

Regulatory Risks: Government regulation, including zoning laws, property taxes, fiscal, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, regulations could raise the cost of owning and maintaining properties or make it harder to sell, rent, finance, or refinance properties due to the increased costs associated with regulatory compliance.

Environmental Risks: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning up hazardous substances found on a property, even if it didn’t know of and

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wasn’t responsible for the hazardous substances. If any hazardous substances are present or the Account doesn’t properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required cleanup and the Account’s potential liability for environmental damage to a single real estate investment could exceed the value of the Account’s investment in a property, the property’s value, or in an extreme case, a significant portion of the Account’s assets.

Uninsurable Losses: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, floods, or environmental or industrial hazards or accidents) are uninsurable or so expensive to insure against that it doesn’t make sense to buy insurance for them. If a disaster that we haven’t insured against occurs, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant’s space is vacant.

Risks of Developing Real Estate or Buying Recently Constructed Properties: If the Account chooses to develop a property or buys a recently constructed property, it may face the following risks:
•	In developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.

•	Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased, may not operate at the income and expense levels first projected or may not be developed in the way originally planned.

•	The seller or other party may not be able to carry out any agreement to provide certain minimum levels of income, or that agreement could expire, which could reduce operating income and lower returns.

Risks of Joint Ownership: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.
•	The co-venturer may have interests or goals inconsistent with those of the Account.

•	If a co-venturer doesn’t follow the Account’s instructions or adhere to the Account’s policies, the jointly owned properties, and consequently the Account, might be exposed to greater liabilities than expected.

•	A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.

•	The co-venturer may become insolvent or bankrupt, which could expose the Account to greater liabilities than expected.

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Risks with Purchase-Leaseback Transactions: The major risk of purchase-leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

Appraisal Risks: Real estate appraisals are only estimates of property values based on a professional’s opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. If an appraisal is too high, the Account’s value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than the true value of the Account’s assets.

RISKS OF MORTGAGE LOAN INVESTMENTS

General Risks of Mortgage Loans: The Account will be subject to the risks inherent in making mortgage loans, including:

•	The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security. The larger the mortgage loan compared to the value of the property securing it, the greater the loan’s risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic’s or tax liens, may have priority over the Account’s security interest.

•	A deterioration in the financial condition of tenants, or the bankruptcy or insolvency of a major tenant, may adversely affect the income of a property, which could increase the likelihood that the borrower will default under its obligations.

•	The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.

•	If interest rates are volatile during the loan period, the Account’s variable-rate mortgage loans could have lower yields.

Prepayment Risks: The Account’s mortgage loan investments will usually be subject to the risk that the borrower repays the loan early. Prepayments can change the Account’s return because we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

Interest Limitations: The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law

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changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

Risks of Participations: Participating mortgages are subject to the following additional risks:

•	The participation element might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.

•	In very limited circumstances, a court could possibly characterize the Account’s participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower’s debts.

RISKS OF REIT INVESTMENTS

REITs are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk — price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

RISKS OF MORTGAGE-BACKED SECURITIES

Mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. In particular, these types of investments may be subject to prepayment risk — i.e., the risk that borrowers will repay the loans early. If the underlying mortgage assets experience greater than anticipated payments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account is based in part on assumptions regarding the receipt of interest payments. The rate of prepayments depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors.

The market value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any prepayments.

These securities may be harder to sell than other securities.

RISKS OF LIQUID INVESTMENTS

The Account’s investments in securities and other liquid investments may be subject to:

•	financial risk — for debt securities, the possibility that the issuer won’t be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.

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•	market risk — price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.

•	interest rate volatility, which may affect current income from an investment.

RISKS OF FOREIGN INVESTMENTS

Foreign investments present the following special risks:

•	Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.

•	The value of foreign investments or rental income can go up or down from changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.

•	The Account may (but is not required to) seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.

•	It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

NO OPPORTUNITY FOR PRIOR REVIEW OF PURCHASE

You won’t have the opportunity to evaluate the economic merit of a property purchase before the Account completes the purchase, so you will need to rely solely on TIAA’s judgment and ability to select investments consistent with the Account’s investment objective and policies.

ESTABLISHING AND MANAGING THE ACCOUNT —
THE ROLE OF TIAA

ESTABLISHING THE ACCOUNT

TIAA’s Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account’s obligations are obligations of TIAA, the Account’s income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA’s other income, gains, or losses. Under New York insurance law, we can’t charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

MANAGING THE ACCOUNT

TIAA employees, under the direction and control of TIAA’s Board of Trustees and its Investment Committee, manage the investment of the Account’s assets,

12   | Prospectus     TIAA Real Estate Account

following investment management procedures TIAA adopted for the Account. TIAA’s investment management responsibilities include:

•	identifying, recommending and purchasing appropriate real estate–related and other investments

•	providing all portfolio accounting, custodial, and related services for the Account

•	arranging for others to provide certain advisory or other management services to the Account’s joint ventures or other investments

TIAA provides all services to the Account at cost. For more about the charge for investment management services, see “Expense Deductions” on page 44.

You don’t have the right to vote for TIAA Trustees directly. See “Voting Rights” page 65. For information about the Trustees and principal executive officers of TIAA, see Appendix A of this prospectus.

TIAA’s ERISA Fiduciary Status. To the extent that assets of a plan subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) are allocated to the Account, TIAA will be acting as an “investment manager” and a fiduciary under ERISA with respect to those assets.

LIQUIDITY GUARANTEE

TIAA provides the Account with a liquidity guarantee — TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can’t fund participant requests from the Account, TIAA’s general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See “Expense Deductions,” page 44.

An independent fiduciary (described below) monitors the Account to ensure that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

CONFLICTS OF INTEREST

TIAA does not accept acquisition or placement fees for the services it provides to the Account. However, TIAA employees who manage the Account’s investments may also manage TIAA’s general account investments and investments managed by Teachers Advisors, Inc. (“Advisors”), an indirect, wholly owned subsidiary of TIAA. It may therefore at times face various conflicts of interest.

For example, TIAA’s general account and the TIAA-CREF Asset Management Core Property Fund LP, (the “Core Property Fund”) managed by Advisors, may sometimes compete with the Real Estate Account in the purchase or sale of

TIAA Real Estate Account       Prospectus | 13

investments. (Each of TIAA’s general accounts, the Real Estate Account and the Core Property Fund, are herein referred to as an “account.”) A special TIAA Allocation Committee will seek to resolve any conflict by considering which account has the relative cash available as a percentage of the account’s total gross value to make the purchase, the effect the purchase or sale will have on the diversification of each account’s portfolio, the investment strategy fit for a particular account, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

Conflicts could also arise because some properties in TIAA’s general account and the Core Property Fund may compete for tenants with the Real Estate Account’s properties. We will seek to resolve this conflict by determining the tenant’s preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA’s management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to the Real Estate Account, the general account, and the Core Property Fund and to avoid conflicts of interest.

INDEMNIFICATION

The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including, to the extent permitted by law, liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

ROLE OF THE INDEPENDENT FIDUCIARY

Because TIAA’s ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an independent fiduciary for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are fair and in the Account’s best interest.

The Townsend Group, an institutional real estate consulting firm whose principal offices are located in Cleveland, Ohio, serves as the Account’s independent fiduciary. The independent fiduciary’s responsibilities include:

•	reviewing and approving the Account’s investment guidelines and monitoring whether the Account’s investments comply with those guidelines

•	reviewing and approving valuation procedures for the Account’s properties.

•	approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed

14   | Prospectus     TIAA Real Estate Account

levels, or that are made within three months of the annual independent appraisal

•	reviewing and approving how the Account values accumulation and annuity units

•	approving the appointment of all independent appraisers

•	reviewing the purchase and sale of units by TIAA to ensure that the Account uses the correct unit values

•	requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

The independent fiduciary also must monitor TIAA’s ownership in the Account and supervise any winding down of the Account’s operations. Its responsibilities include:

•	calculating the percentage of total accumulation units that TIAA’s ownership shouldn’t exceed (the trigger point) and creating a method for changing the trigger point

•	approving any adjustment of TIAA’s interest in the Account and requiring an adjustment if TIAA’s investment reaches the trigger point

•	participating in any program to reduce TIAA’s ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary’s opinion, are desirable

A special subcommittee of the Investment Committee of TIAA’s Board of Trustees appointed The Townsend Group as the independent fiduciary, for a three-year term, starting March 1, 2003. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members and will not be reappointed unless more than 60 percent of the subcommittee members approve. It can resign after at least 180 days’ written notice.

TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA’s costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA.

When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also acknowledging that you approve and accept The Townsend Group or any successor to serve as the Account’s independent fiduciary.

TIAA Real Estate Account       Prospectus | 15

DESCRIPTION OF PROPERTIES

THE PROPERTIES — IN GENERAL

As of December 31, 2004, the Account owned a total of 102 real estate properties, whose value on that date represented approximately 86.06% of the Account’s total investment portfolio (thirteen of which are held in joint ventures). This real estate portfolio includes 42 office properties (seven of which are held in joint ventures), 30 industrial properties (including two joint ventures), 21 apartment complexes, 8 retail properties (including three joint ventures), and a 75% unconsolidated joint venture partnership interest in a portfolio of storage facilities.

In the table beginning on the next page you will find general information about each of the Account’s portfolio properties as of December 31, 2004.

16   | Prospectus     TIAA Real Estate Account

Properties |  (continued)

				Rentable		Annual Avg
			Year	Area	Percent	Base Rent Per
Property	Location	Year Built	Purchased	(Sq. ft.)(1)	Leased	Leased Sq. Ft.(2)	Market Value(3)

OFFICE PROPERTIES
1001 Pennsylvania Ave	Washington, DC	1987	2004	802,390	99%	$33.26	$ 466,424,940(4)
IDX Tower	Seattle, WA	2002	2004	845,533	95%	$34.51	$ 347,978,282(4)
50 Fremont Street	San Francisco, CA	1983	2004	817,412	90%	$41.11	$ 323,264,602(4)
Four Oaks Place	Houston, TX	1983	2004	1,762,616	90%	$21.61	$ 255,357,238
Colorado Center(5)	Santa Monica, CA	1984	2004	1,082,952	89%	$25.16	$ 222,702,820
1900 K Street	Washington, DC	1996	2004	342,884	100%	$37.19	$ 219,453,706
780 Third Avenue	New York, NY	1984	1999	487,501	86%	$40.35	$ 197,000,000
701 Brickell	Miami, FL	1986(6)	2002	677,667	91%	$25.83	$ 177,000,000
161 North Clark Street(7)	Chicago, IL	1992	2003	1,010,520	98%	$15.62	$ 157,282,972
Ten & Twenty Westport Road	Wilton, CT	1974(6); 2001	2001	538,840	100%	$26.67	$ 148,000,000
Mellon Financial Center at One Boston Place(8)	Boston, MA	1970(6)	2002	785,415	92%	$31.65	$ 139,382,943
Treat Towers(7)	Walnut Creek, CA	1999	2003	367,313	100%	$29.94	$ 88,524,364
Morris Corporate Center III	Parsippany, NJ	1990	2000	525,154	85%	$18.70	$ 82,300,000
Prominence in Buckhead(7)	Atlanta, GA	1999	2003	424,309	95%	$26.84	$ 80,618,771
88 Kearny Street	San Francisco, CA	1986	1999	228,470	75%	$31.54	$ 69,026,718
Oak Brook Regency Towers	Oakbrook, IL	1977(6)	2002	402,318	77%	$11.62	$ 68,400,000
Corporate Boulevard	Rockville, MD	1984–1989	2002	339,786	92%	$21.55	$ 65,038,710
Centerside I	San Diego, CA	1982	2004	205,137	89%	$25.00	$ 65,037,900
1015 15th Street	Washington, DC	1978(6)	2001	184,825	90%	$27.18	$ 59,000,134
Sawgrass Office Portfolio	Sunrise, FL	1997–2000	1997; 1999–2000	344,009	92%	$12.45	$ 52,000,000

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.

(2)	Based on total contractual rent on leases existing as of December 31, 2004. For those properties purchased in fourth quarter of 2004, the rent is based on the existing leases as of the date of purchase.

(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Statement of Investments.

(4)	Market value shown represents the Account’s interest gross of debt.

(5)	Property held in 50%/50% joint venture with Equity Office Portfolio Trust.

(6)	Undergone extensive renovations since original construction.

(7)	Each property held in a 75%/25% joint venture with Equity Office Properties. Market value shown reflects the value of the Account’s interest in the joint venture.

(8)	The Account purchased a 50.25% interest in a private REIT, which owns this property. A 49.70% interest is owned by Societe Immobiler Trans-Quebec, and .05% is owned by 100 individuals. Market value shown reflects the value of the Account’s interest in the joint venture.

TIAA Real Estate Account       Prospectus | 17

Properties | (continued)
						Annual Avg.
				Rentable		Base Rent
			Year	Area	Percent	Per Leased
Property	Location	Year Built	Purchased	(Sq. ft.)(1)	Leased	Sq. Ft.(2)	Market Value(3)

OFFICE PROPERTIES (continued)
West Lake North Business Park	Westlake Village, CA	2000	2004	198,558	100%	$24.88	$ 50,021,000
Parkview Plaza(9)	Oakbrook, IL	1990	1997	263,912	96%	$19.56	$ 48,700,000
The Farragut Building	Washington, DC	1962(6)	2002	144,296	52%	$21.87	$ 46,500,000
One Virginia Square	Arlington, VA	1999	2004	117,967	100%	$31.81	$ 42,500,000
Capitol Place	Sacramento, CA	1988(6)	2003	151,803	93%	$26.04	$ 42,400,000
3 Hutton Centre	Santa Ana, CA	1985(6)	2003	197,817	94%	$20.56	$ 41,106,333
The Pointe on Tampa Bay	Tampa, FL	1982(6)	2002	249,215	91%	$20.48	$ 40,551,310
Monument Place	Fairfax, VA	1990	1999	221,538	92%	$21.13	$ 37,000,000
Maitland Promenade One	Maitland, FL	1999	2000	227,814	96%	$20.51	$ 36,053,639
BISYS Fund Services Building(10)	Eaton, OH	1995; 2002	1999; 2002	238,641	100%	$14.54	$ 34,751,940
Biltmore Commerce Center	Phoenix, AZ	1985	1999	259,792	94%	$18.84	$ 34,104,182
4200 West Cypress Street	Tampa, FL	1989	2003	220,579	99%	$20.85	$ 33,900,000
Columbia Centre III	Rosemont, IL	1989	1997	238,696	69%	$14.93	$ 28,900,000
Fairgate at Ballston(9)	Arlington, VA	1988	1997	137,117	54%	$13.87	$ 28,500,017
Tysons Executive Plaza II(11)	McLean, VA	1988	2000	259,614	88%	$19.76	$ 27,894,742
10 Waterview Boulevard	Parsippany, NJ	1984	1999	209,553	64%	$14.00	$ 26,400,000
9 Hutton Centre	Santa Ana, CA	1990	2001	148,265	81%	$17.87	$ 23,169,449
Columbus Portfolio				259,626	77%	$ 7.72	$ 21,500,000
Metro South Building	Dublin, OH	1997	1999	90,726	67%		—
Vision Service Plan Building	Eaton, OH	1997	1999	50,000	100%		—
One Metro Place	Dublin, OH	1998	2001	118,900	77%		—
Needham Corporate Center	Needham, MA	1987	2001	138,684	100%	$14.38	$ 15,030,046
Five Centerpointe(9)	Lake Oswego, OR	1988	1997	113,910	86%	$16.62	$ 14,500,000
Batterymarch Park II	Quincy, MA	1986	2001	104,718	69%	$13.06	$ 10,700,000
371 Hoes Lane	Piscataway, NJ	1986	1997	136,084	78%	$ 9.44	$ 10,666,570

Subtotal—Office Properties							$3,978,643,328

18   | Prospectus     TIAA Real Estate Account

INDUSTRIAL PROPERTIES
Ontario Industrial Portfolio				3,584,769	100%	$ 3.58	$ 187,079,256(4)
Timberland Building	Ontario, CA	1998	1998	414,435			—
5200 Airport Drive	Ontario, CA	1997	1998	404,500			—
1200 S. Etiwanda Ave.	Ontario, CA	1998	1998	223,170			—
Park Mira Loma West	Mira Loma, CA	1998	1998	557,500			—
Wineville Center Buildings	Mira Loma, CA	1999	2000	1,099,112			—
Harrell Street	Mira Loma, CA	1998	2004	886,052			—
Dallas Industrial Portfolio	Dallas and	1997–2001	2000–2002	3,763,886	80%	$ 2.39	$ 138,500,000
(formerly Parkwest Center)	Coppell, TX
Southern California RA Industrial Portfolio	Los Angeles, CA	1982	2004	920,028	94%	$ 6.92	$ 89,097,299
Chicago Industrial Portfolio	Chicago and	1997–2000	1998;	1,452,974	90%	$ 3.40	$ 70,002,239
(consolidation of Rockrun,	Joliet, IL		2000
Glen Pointe and Woodcreek Business Parks)
IDI National Portfolio(12)	Various, U.S.	1999–2004	2004	3,655,671	89%	$ 2.38	$ 64,041,442
Cabot Industrial Portfolio	Rancho	2000–2002	2000; 2001 ;	1,214,475	100%	$ 3.44	$ 60,600,000
	Cucamonga, CA	2002; 2004
Northern California RA Industrial Portfolio	Oakland, CA	1981	2004	741,456	94%	$ 5.20	$ 59,169,642
Rainier Corporate Park	Fife, WA	1991–1997	2003	1,104,646	99%	$ 3.52	$ 56,035,878

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.

(2)	Based on total contractual rent on leases existing as of December 31, 2004. For those properties purchased in fourth quarter of 2004, the rent is based on the existing leases as of the date of purchase.

(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Statement of Investments.

(4)	Market value shown represents the Account’s interest gross of debt.

(5)	Property held in 50%/50% joint venture with Equity Office Portfolio Trust.

(6)	Undergone extensive renovations since original construction.

(9)	Purchased through Light Street Partners, L.P. (now 100% owned by the Account).

(10)	Property held in 96%/4% joint venture with Georgetown BISYS Phase II LLC. Phase II was purchased in 2002. Market value shown reflects the value of the Account’s interest in the joint venture.

(11)	Property held in 50%/50% joint venture with Tennessee Consolidated Retirement System. Market value shown reflects the value of the Account’s interest in the joint venture.

TIAA Real Estate Account       Prospectus | 19

Properties |  (continued)

						Annual Avg.
				Rentable		Base Rent
			Year	Area	Percent	Per Leased
Property	Location	Year Built	Purchased	(Sq. ft.)(1)	Leased	Sq. Ft.(2)	Market Value(3)

INDUSTRIAL PROPERTIES (continued)
IDI Kentucky Portfolio (formerly, Parkwest Int’l)				1,437,022	100%	$ 3.40	$ 49,000,000
Building C	Hebron, KY	1998	1998	520,000			—
Building D	Hebron, KY	1998	1998	184,800			—
Building E	Hebron, KY	2000	2000	207,222			—
Building J	Hebron, KY	2000	2000	525,000			—
Memphis CALEast Industrial Portfolio	Memphis, TN	1996–1997	2003	1,600,232	94%	$ 2.22	$ 47,400,000
Northpointe Commerce Center	Fullerton, CA	1990–1994	2000	612,023	81%	$ 4.56	$ 46,000,000
Chicago CALEast Industrial Portfolio	Chicago, IL	1974–1999	2003	834,549	96%	$ 3.47	$ 42,000,000
New Jersey CALEast Industrial Portfolio	Cranbury, NJ	1982–1989	2003	807,773	100%	$ 4.39	$ 39,300,000
Atlanta Industrial Portfolio	Lawrenceville, GA	1996–1999	2000	1,145,693	83%	$ 1.81	$ 37,750,840
South River Road Industrial	Cranbury, NJ	1999	2001	626,071	100%	$ 4.68	$ 34,900,000
Northeast RA Industrial Portfolio	Boston, MA	2000	2004	384,000	100%	$ 6.50	$ 33,110,903
Centre Pointe and Valley View	Los Angeles County, CA	1965–1989	2004	307,685	97%	$ 4.50	$ 25,329,023
Summit Distribution Center	Memphis, TN	2002	2003	708,532	100%	$ 2.52	$ 23,800,000
East North Central RA Industrial Portfolio	Chicago, IL	1978	2004	375,664	82%	$ 3.99	$ 23,734,331
Konica Photo Imaging Headquarters	Mahwah, NJ	1999	1999	168,000	100%	$10.61	$ 21,200,000
Northwest RA Industrial Portfolio	Seattle, WA	1996	2004	312,321	100%	$ 4.54	$ 19,438,852
Eastgate Distribution Center	San Diego, CA	1996	1997	200,000	100%	$ 6.68	$ 18,800,000
Mideast RA Industrial Portfolio	Wilmington, DE	1989	2004	266,141	82%	$ 5.65	$ 16,543,121
UPS Distribution Facility	Fernley, NV	1998	1998	256,000	100%	$ 4.07	$ 12,900,000
Landmark at Salt Lake City Building #4	Salt Lake City, UT	2000	2000	328,508	100%	$ 3.57	$ 12,500,000
FEDEX Distribution Facility	Crofton, MD	1998	1998	110,842	100%	$ 7.18	$ 8,200,000
Interstate Crossing	Eagan, MN	1995	1996	131,380	89%	$ 4.63	$ 7,300,000
Mountain RA Industrial Portfolio	Phoenix, AZ	1989	2004	136,704	100%	$ 3.46	$ 5,513,947
Butterfield Industrial Park	El Paso, TX	1980–1981	1995	183,510	100%	$ 3.06	$ 4,600,000
River Road Distribution Center	Fridley, MN	1995	1995	100,456	100%	$ 2.03	$ 4,600,000

Subtotal—Industrial Properties							$1,258,446,773

20   | Prospectus     TIAA Real Estate Account

RETAIL PROPERTIES
The Florida Mall(13)	Orlando, FL	1986(6)	2002	921,370(14)	98%	$35.05	$ 162,632,565
West Town Mall(13)	Knoxville, TN	1972(6)	2002	684,777(14)	98%	$19.16	$ 107,452,790
Mazza Gallerie	Washington, DC	1975	2004	293,935	94%	$35.85	$ 81,000,000
Westwood Marketplace	Los Angeles, CA	1950(15)	2002	202,201	100%	$26.97	$ 80,019,410
Miami International Mall(13)	Miami, FL	1982(6)	2002	290,299(14)	95%	$28.44	$ 61,577,256
The Market at Southpark	Littleton, CO	1988	2004	190,080	94%	$10.84	$ 33,522,400
Rolling Meadows	Rolling Meadows, IL	1957(6)	1997	130,909	100%	$10.70	$ 15,750,000
Plantation Grove	Ocoee, FL	1995	1995	73,655	99%	$10.76	$ 11,200,000

Subtotal—Retail Properties							$ 553,154,421

Subtotal—Commercial Properties							$5,790,244,522

RESIDENTIAL PROPERTIES(16)
The Legacy at Westwood Apartments	Los Angeles, CA	2001	2002	NA	97%	NA	$ 90,750,000
Longwood Towers	Brookline, MA	1926(6)	2002	NA	89%	NA	$ 82,500,000
Ashford Meadows Apartments	Herndon, VA	1998	2000	NA	91%	NA	$ 68,000,000
Larkspur Courts	Larkspur, CA	1991	1999	NA	96%	NA	$ 66,000,000
The Colorado	New York, NY	1987	1999	NA	98%	NA	$ 58,156,056
Regents Court Apartments	San Diego, CA	2001	2002	NA	92%	NA	$ 56,700,000
South Florida Apartment Portfolio	Boca Raton and Plantation, FL	1986	2001	NA	96%	NA	$ 47,700,000

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.

(2)	Based on total contractual rent on leases existing as of December 31, 2004. For those properties purchased in fourth quarter of 2004, the rent is based on the existing leases as of the date of purchase.

(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Statement of Investments.

(6)	Undergone extensive renovations since original construction.

(13)	Each property is held in a 50%/50% joint venture with the Simon Property Group. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

(14)	Reflects the square footage owned by the joint venture.

(15)	Total renovation completed in 2001.

(16)	For the average unit size and annual average rent per unit for each residential property, see “Residential Properties” below.

TIAA Real Estate Account       Prospectus | 21

Properties |  (continued)

						Annual Avg.
				Rentable		Base Rent
			Year	Area	Percent	Per Leased
Property	Location	Year Built	Purchased	(Sq. ft.)(1)	Leased	Sq. Ft.(2)	Market Value(3)

RESIDENTIAl PROPERTIES (continued)
Alexan Buckhead	Atlanta, GA	2002	2002	NA	97%	NA	$ 37,500,000
The Lodge at Willow Creek	Denver, CO	1997	1997	NA	87%	NA	$ 32,201,274
Lincoln Woods Apartments	Lafayette Hill, PA	1991	1997	NA	90%	NA	$ 31,472,870
Golfview Apartments	Lake Mary, FL	1998	1998	NA	97%	NA	$ 28,543,437
Westcreek Apartments	Westlake Village, CA	1988	1997	NA	95%	NA	$ 28,161,865
Kenwood Mews Apartments	Burbank, CA	1991	2001	NA	99%	NA	$ 27,700,000
The Legends at Chase Oaks	Plano, TX	1997	1998	NA	94%	NA	$ 27,051,851
Monte Vista	Littleton, CO	1995	1996	NA	97%	NA	$ 22,501,650
Royal St. George	W. Palm Beach, FL	1995	1996	NA	44%	NA	$ 19,400,000
Quiet Waters at Coquina Lakes	Deerfield Beach, FL	1995	2001	NA	97%	NA	$ 19,200,000
Indian Creek Apartments	Farmington Hills, MI	1988	1998	NA	96%	NA	$ 18,825,000
The Fairways of Carolina	Margate, FL	1993	2001	NA	99%	NA	$ 18,100,000
The Greens at Metrowest Apartments	Orlando, FL	1990	1995	NA	98%	NA	$ 14,623,330
Bent Tree Apartments	Columbus, OH	1987	1998	NA	91%	NA	$ 13,600,000

Subtotal—Residential Properties							$ 808,687,333

OTHER COMMERCIAL PROPERTIES
Storage Portfolio I(17)	Various, U.S.	1972–1990	2003	2,226,549	78%	$12.64	$ 50,430,399

Total—All Properties							$6,649,362,254

(1)	The square footage is an approximate measure and is subject to periodic remeasurement.

(2)	Based on total contractual rent on leases existing as of December 31, 2004. For those properties purchased in fourth quarter of 2004, the rent is based on the existing leases as of the date of purchase.

(3)	Market value reflects the value determined in accordance with the procedures described in the Account’s prospectus and as stated in the Statement of Investments.

(17)	Property held in 75%/25% joint venture with Storage USA. Market value shown reflects the value of the Account’s interest in the joint venture, net of debt.

22   | Prospectus     TIAA Real Estate Account

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES

In General. At December 31, 2004, the Account held 81 commercial (non-residential) properties in its portfolio. Thirteen of these properties are held through joint ventures, five of which are subject to mortgages. Although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed by the tenants.

The Account’s portfolio is well diversified by both property type, as well as geographic location. The portfolio consists of: 42 office properties containing approximately 16.5 million square feet located in 15 states and the District of Columbia; 30 industrial properties containing 27.5 million square feet located in 15 states, including a 60% interest in a portfolio of industrial properties located throughout the United States; and 8 retail properties containing approximately 2.8 million square feet located in 5 states and the District of Columbia. In addition, the Account has a 75% interest in a portfolio of storage facilities located throughout the United States containing approximately 2.2 million square feet.

As of December 31, 2004, the overall occupancy rate of Account’s commercial real estate portfolio was 91% on a weighted average basis. Office properties were 90% leased with 1,350 leases, industrial properties were 93% leased with 365 leases, and retail properties were 97% leased with 537 leases. No single tenant accounts for more than 2.3% of the total rentable area of the Account’s commercial properties.

Major Tenants: The following table lists the Account’s major commercial tenants based on the total space they occupied as of December 31, 2004, in the Account’s properties.

			Percentage of
		Percentage of	Total Rentable
		Total Rentable	Area of Account’s
	Occupied	Area of Account’s	Non-Residential
	Square Feet	Office Properties	Properties

MAJOR OFFICE TENANTS
Deloitte & Touche	517,705	3.5%	1.2%
Mellon Trust of New England N.A. (1)	361,623	3.2%	1.1%
Crowell & Moring	327,435	2.2%	0.8%
BHP Petroleum	287,351	2.0%	0.7%
Accenture	283,809	1.9%	0.7%
Chicago Title & Trust	267,118	1.8%	0.6%
Preston Gates & Ellis	248,982	1.7%	0.6%
Van Kampen Funds	235,716	1.6%	0.6%
BISYS	227,869	1.6%	0.5%
Pillsbury	221,002	1.5%	0.5%

(1)	Mellon Trust of New England N.A., successor in interest to The Boston Company

TIAA Real Estate Account       Prospectus | 23

			Percentage of
		Percentage of	Total Rentable
		Total Rentable	Area of Account’s
	Occupied	Area of Account’s	Non-Residential
	Square Feet	Industrial Properties	Properties

MAJOR INDUSTRIAL TENANTS
Walmart	1,099,112	4.4%	2.6%
The Gap, Inc.	1,045,000	4.2%	2.5%
Hewlett-Packard	708,532	2.9%	1.7%
Kaz	700,000	2.8%	1.7%
Wickes Furniture	573,000	2.3%	1.4%
Meiko America	557,500	2.3%	1.3%
New Breed Transfer Corp	537,900	2.2%	1.3%
Carrier	500,000	2.0%	1.2%
UPS Worldwide	463,222	1.9%	1.1%
Levitz Furniture	462,002	1.9%	1.1%

			Percentage of
		Percentage of	Total Rentable
		Total Rentable	Area of Account’s
	Occupied	Area of Account’s	Non-Residential
	Square Feet	Retail Properties	Properties

MAJOR RETAIL TENANTS
JC Penney	196,931	7.3%	0.5%
Proffits	162,501	6.0%	0.4%
Parisian	143,278	5.3%	0.3%
Saks Fifth Avenue	127,727	4.7%	0.3%
Neiman Marcus	124,314	4.6%	0.3%
Home Depot Expo Design	98,350	3.7%	0.2%
Regal Cinema	76,580	2.8%	0.2%
King Soopers	64,532	2.4%	0.2%
Jewel-Osco	62,230	2.3%	0.1%
Old Navy	57,076	2.1%	0.1%

Lease Expirations: The following charts provide lease expiration information for the Account’s commercial properties, categorized by property type as of December 31, 2004. While many of the leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.

24   | Prospectus     TIAA Real Estate Account

		Percentage of Total
		Rentable Area of
	Rentable Area Subject	Account’s Office
	to Expiring Leases	Properties Represented
Year of Lease Expiration	(sq. ft.)	by Expiring Leases

OFFICE PROPERTIES
2005	1,752,517	10.7%
2006	1,379,039	8.4%
2007	1,651,267	10.1%
2008	1,430,799	8.7%
2009	1,327,054	8.1%
2010 and thereafter	7,077,357	43.1%

Total	14,618,033	89.1%

		Percentage of Total
		Rentable Area of
	Rentable Area Subject	Account’s Industrial
	to Expiring Leases	Properties Represented
Year of Lease Expiration	(sq. ft.)	by Expiring Leases

INDUSTRIAL PROPERTIES
2005	2,871,689	10.4%
2006	4,518,905	16.3%
2007	2,293,860	8.3%
2008	5,638,047	20.3%
2009	3,744,937	13.5%
2010 and thereafter	5,666,324	20.5%

Total	24,733,762	89.3%

		Percentage of Total
		Rentable Area of
	Rentable Area Subject	Account’s Retail
	to Expiring Leases	Properties Represented
Year of Lease Expiration	(sq. ft.)	by Expiring Leases

RETAIL PROPERTIES
2005	163,974	5.7%
2006	171,729	6.0%
2007	263,401	9.2%
2008	326,811	11.4%
2009	164,139	5.7%
2010 and thereafter	1,603,139	56.0%

Total	2,693,193	94.0%

RESIDENTIAL PROPERTIES

The Account’s residential property portfolio currently consists of 21 first-class or luxury multi-family garden apartment complexes, mid-rise and high-rise apartment buildings. The portfolio contains approximately 5,355 units located in 11

TIAA Real Estate Account       Prospectus | 25

states, and is 92% leased overall. None of the residential properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units, with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have use of on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the properties.

In the table below you will find additional information regarding the residential properties in the Account’s portfolio as of December 31, 2004.

			Average	Avg. Rent
		Number	Unit Size	Per Unit/
Property	Location	of Units	(Square Feet)	Per Month

The Legacy at Westwood Apartments	Los Angeles, CA	187	1,181	$3,329.00
Longwood Towers	Brookline, MA	268	938	$2,277.00
Ashford Meadows	Herndon, VA	440	1,050	$1,400.00
The Colorado	New York, NY	256	622	$2,409.00
Larkspur Courts	Larkspur, CA	248	1,001	$1,818.00
Regents Court Apartments	San Diego, CA	251	886	$1,523.00
South Florida Apartment Portfolio	Boca Raton and Plantation, FL	550	889	$ 992.00
Alexan Buckhead	Atlanta, GA	231	990	$1,393.00
The Lodge at Willow Creek	Denver, CO	316	996	$1,024.00
Golfview Apartments	Lake Mary, FL	276	1,149	$1,139.00
The Legends at Chase Oaks	Plano, TX	346	972	$1,082.00
Lincoln Woods Apartments	Lafayette Hill, PA	216	774	$1,247.00
Kenwood Mews Apartments	Burbank, CA	141	942	$1,446.00
Monte Vista	Littleton, CO	219	888	$1,029.00
Westcreek Apartments	Westlake Village, CA	126	951	$1,733.00
Indian Creek Apartments	Farmington Hills, MI	196	1,139	$1,085.00
Quiet Waters at Coquina Lakes	Deerfield Beach, FL	200	1,048	$1,085.00
Royal St. George	West Palm Beach, FL	224	870	$ 941.00
The Fairways of Carolina	Margate, FL	208	1,026	$ 993.00
The Greens at Metrowest Apartments	Orlando, FL	200	920	$ 899.00
Bent Tree Apartments	Columbus, OH	256	928	$ 725.00

RECENT PROPERTY PURCHASES AND SALES

The following describes properties purchased or expected to be purchased by the Account after December 31, 2004.

OFFICE PROPERTIES

99 High Street – Boston, MA

On April 27, 2005, the Account purchased a 32-Story , Class A office building in Boston, Massachusetts, subject to debt, for approximately $275.3 million. At closing the Account assumed a mortgage loan on the property of approximately $185 million in favor of Lehman Brothers Bank, FSB. 99 High Street, built in 1971 and renovated in 1995 and 2000, contains 731,204 net rentable square feet and is

26   | Prospectus     TIAA Real Estate Account

92% leased. The three largest tenants are KPMG International (167,883 square feet), AIG (87,815 square feet), and AON Corporation (63,765 square feet). Rental rates average $34.64 per square foot, which is on par with the current average market rent for comparable properties. The property is in the Financial District office submarket, which had approximately 30 million square feet with a vacancy rate of 13.8% at the time of purchase.

8270 Greensboro Drive – McLean, VA

On April 22, 2005, the Account purchased a ten-Story , Class A office building in McLean, Virginia for approximately $60.5 million. 8270 Greensboro Drive , built in 2000, contains 157980 net rentable square feet and is 100% leased. The three largest tenants are Wachovia Bank (45,067 square feet), Williams Mullen Clark & Dobbins, PC (20,909 square feet), and CB Richard Ellis Group, Inc. (16,107 square feet). Rental rates average $34.68 per square foot, which is above the current average market rent for comparable properties. The property is in the Tysons Corner office submarket, which had approximately 25.5 million square feet with a vacancy rate of 17.3% at the time of purchase.

INDUSTRIAL PROPERTIES

East North Central RA Industrial Portfolio (fka RREEF America Industrial Portfolio – East North Central), located in an industrial submarket Chicago, Illinois, was purchased on January 27, 2005 for approximately $18 million. This property consists of 2 buildings, built in 1979, contains 237,092 rentable square feet and is 78% leased to 7 tenants. The three largest tenants are ABS Graphics (69,889 square feet), Rollex Corp. (39,200 square feet) and Robert Bosch Tool Corp. (25,980 square feet). Rental rates average $3.99 per square foot, below the average market rent for comparable properties. The properties are located in the Chicago industrial submarket, which had approximately 1 Billion square feet with a vacancy rate of 12% at the time of purchase.

RETAIL PROPERTIES

Suncrest Village Shopping Center – Orlando, FL

On April 29, 2005, the Account purchased a neighborhood shopping center in Orlando, Florida for approximately $15.6 million. The retail center, built in 1987, contains 93,358 square feet of gross leaseable area. The Anchor tenants are Publix Supermarket (42,112 square feet) and CVS Pharmacy (10,500 square feet). The shopping center, located in the University/Union Park submarket, is 99% leased.

The following describes property sales by the Account since December 31, 2004. Keep in mind that any changes in the valuation of the property since it was purchased have been reflected in the Account’s daily unit value over the period the Account held the property.

On January 31, 2005, the Account sold an industrial property (part of the East North Central RA Industrial Portfolio), for approximately $3.8 million.

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SELECTED FINANCIAL DATA

The following selected financial data should be considered in conjunction with the Account’s financial statements and notes provided in this prospectus. The Account restated its 2003 and 2002 consolidated financial statements related to certain investments in joint ventures (see Financial Statements and Notes thereto included in Item 8, Financial Statements and Supplementary Data). The columns in the following table for the years ending before 2004 have been adjusted for this change, but the restatement did not affect the Account’s total net assets, accumulation unit value nor the Account’s net increase in net assets, as previously presented in the following table.

		Restated

	Year Ending	Year Ending	Year Ending	Year Ended	Year Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2000

Investment income:
Real estate income, net	$ 239,429,500	$ 224,938,080	$ 198,998,685	$ 180,752,326	$ 132,629,487
Income from real estate joint ventures	57,275,242	31,989,569	17,077,072	1,580,805	756,133
Dividends and interest	41,623,715	19,461,931	26,437,901	33,687,343	31,334,291

Total investment income	338,328,457	276,389,580	242,513,658	216,020,474	164,719,911
Expenses	36,728,425	31,654,065	23,304,336	17,191,929	13,424,566

Investment income, net	301,600,032	244,735,515	219,209,322	198,828,545	151,295,345
Net realized and unrealized gain on investments	414,580,303	58,837,371	(102,967,284)	(29,609,560)	54,147,349

Net increase in net assets resulting from operations	716,180,335	303,572,886	116,242,038	169,218,985	205,442,694
Participant transactions	1,735,947,490	813,860,715	346,079,345	657,326,121	486,196,949

Net increase in net assets	$2,452,127,825	$1,117,433,601	$ 462,321,383	$ 826,545,106	$ 691,639,643

	December 31,

	2004	2003	2002	2001	2000

Total assets	$7,843,979,924	$4,867,089,727	$3,731,503,245	$3,262,648,457	$2,420,072,185
Total liabilities interest	598,429,938	73,667,566	55,514,685	48,981,280	32,950,114

Total net assets	$7,245,549,986	$4,793,422,161	$3,675,988,560	$3,213,667,177	$2,387,122,071

Accumulation units outstanding	33,337,597	24,724,183	20,346,696	18,456,445	14,604,673

Accumulation unit value	$ 210.44	$ 186.94	$ 173.90	$ 168.16	$ 158.21

Mortgage notes payable	$ 499,479,256	—	—	—	—

Total return(a)	12.57%	7.50%	3.41%	6.29%	10.66%

(a)  Total return is net of expenses (excluding real estate property level expenses).

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QUARTERLY SELECTED FINANCIAL INFORMATION (UNAUDITED)

The following selected financial data for each full quarter of 2004 and 2003 are derived from the audited financial statements of the Account for the years ended December 31, 2004 and 2003. The Account restated its 2003 consolidated financial statements related to certain investments in joint ventures (see Financial Statements and Notes thereto included in Item 8, Financial Statements and Supplementary Data). The restatement did not affect any of the Account’s 2003 net data that was previously presented in the following table.

	2004
	For the Three Months Ended

	March 31	June 30	September 30	December 31

Investment income, net	$60,427,326	$69,917,576	$81,063,054	$90,192,076
Net realized gain on marketable securities	13,957,043	6,937,958	12,050,272	28,258,158
Net unrealized gain on investments	25,237,864	41,478,561	175,720,751	110,939,696

Net increase in net assets resulting from operations	$99,622,233	$118,334,095	$268,834,077	$229,389,930

Total return	2.01%	2.17%	4.48%	3.38%

	2003—Restated
	For the Three Months Ended

	March 31	June 30	September 30	December 31

Investment income, net	$59,014,854	$63,177,083	$60,543,239	$62,000,339
Net realized gain (loss) on marketable securities	(1,169,146)	(441,873)	30,306,749	11,595,084
Net unrealized gain (loss) on investments	(6,288,819)	5,253,520	20,251,377	(669,521)

Net increase in net assets resulting from operations	$51,556,889	$67,988,730	$111,101,365	$72,925,902

Total return(a)	1.38%	1.72%	2.62%	1.58%

(a)  Total return is net of expenses (excluding real estate property level expenses).

TIAA Real Estate Account       Prospectus | 29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and notes contained in this prospectus.

2004 OVERVIEW

As of December 31, 2004, the Account had total net assets in the amount of $7,245,549,986, a 51.16% increase over the 2003 year-end total net assets. The Account closed 29 transactions in 2004. It purchased 21 properties: nine office properties, including one joint venture, ten industrial properties, including one joint venture, and two retail properties for a total of approximately $2.5 billion. Additional transactions included the purchase of an additional 20% joint venture interest (for a total of 100%) in an existing joint venture (a total amount of $11.2 million), and a commitment to purchase interests in two real estate–related funds totaling $65 million. In 2004, the Account also closed on the sale of five properties: two retail properties for the approximate sales price of $15.8 million, the sale of two office properties for the approximate sales price of $29.0 million and the sale of one apartment property for the approximate sales price of $69.0 million.

As of December 31, 2004, the Account owned a total of 102 real estate properties, representing 86.06% of the Account’s total investment portfolio (thirteen of which are held in joint ventures). The real estate portfolio includes 42 office properties (seven of which are held in joint ventures), 30 industrial properties (including two joint ventures), 21 apartment complexes, 8 retail properties (including three joint ventures), and a 75% joint venture partnership interest in a portfolio of storage facilities.

The following charts reflect the diversification of the Account’s real estate assets by region and property type as well as its ten largest holdings. All information is based on the values of the properties as stated in the financial statements as of December 31, 2004.

DIVERSIFICATION OF ACCOUNT’S REAL ESTATE ASSETS
	East	Midwest	South	West	Various*	TOTAL
	(29)	(14)	(24)	(33)	(2)	(102)

Office (42)	24.4%	5.4%	10.2%	19.9%	0.0%	59.9%
Industrial (30)	3.0%	2.2%	3.8%	8.9%	1.0%	18.9%
Residential (21)	3.6%	0.5%	3.2%	4.9%	0.0%	12.2%
Retail (8)	1.2%	0.2%	5.2%	1.7%	0.0%	8.3%
Other (1)**	0.0%	0.0%	0.0%	0.0%	0.7%	0.7%

TOTAL (102)	32.2%	8.3%	22.4%	35.4%	1.7%	100.0%

( )	Number of properties in parentheses.

*	Represents a portfolio of storage facilities and a portfolio of industrial properties located in various regions across the U.S.

**	Represents a portfolio of industrial properties located in various regions across the U.S.

30   | Prospectus     TIAA Real Estate Account

TOP TEN REAL ESTATE HOLDINGS
			Market		% of Total
			Value(1)	% of Total	Real Estate
Property Name	State	Property Type	(000,000)	Investments	Portfolio

1001 Pennsylvania Avenue	DC	Office	$466.4(2)	6.04%	7.01%
IDX Tower	WA	Office	$348.0(3)	4.50%	5.23%
50 Fremont Street	CA	Office	$323.3(4)	4.18%	4.86%
Four Oaks Place	TX	Office	$255.4	3.31%	3.84%
Colorado Center	CA	Office	$222.7(5)	2.88%	3.35%
1900 K Street	DC	Office	$219.5	2.84%	3.30%
780 Third Avenue	NY	Office	$197.0	2.55%	2.96%
Ontario Industrial Portfolio	CA	Industrial	$187.1(6)	2.42%	2.81%
701 Brickell	FL	Office	$177.0	2.29%	2.66%
The Florida Mall	FL	Retail	$162.6(7)	2.10%	2.45%

(1)	Value as reported in the 12/31/04 Statement of Investments.

(2)	This property is subject to debt. The value of the Account’s interest less leverage is $256.4, representing 3.86% of the Total Real Estate Portfolio and 3.32% of the Total Investments.

(3)	This property is subject to debt. The value of the Account’s interest less leverage is $203.0, representing 3.05% of the Total Real Estate Portfolio and 2.63% of the Total Investments.

(4)	This property is subject to debt. The value of the Account’s interest less leverage is $188.3, representing 2.83% of the Total Real Estate Portfolio and 2.44% of the Total Investments.

(5)	Value represents the Account’s Joint Venture interest in the property.
(6)	This property is subject to debt. The value of the Account’s interest less leverage is $177.6, representing 2.67% of the Total Real Estate Portfolio and 2.30% of the Total Investments.

(7)	Value represents the Account’s Joint Venture interest net of debt.

As of December 31, 2004, the Account also held investments in real estate limited partnerships, representing 0.40% of the portfolio, real estate equity securities, representing 4.25% of the portfolio, commercial mortgage-backed securities (CMBS), representing 0.54% of the portfolio, and commercial paper, representing 4.51% of the portfolio and government bonds, representing 4.24% of the portfolio.

Real Estate Market Outlook In General

Payroll employment grew by roughly 2.2 million during 2004 with gains in all industry sectors. Key office-using sectors such as financial services and professional and business services added 140,000 and 546,000 jobs, respectively. The only lagging sector was manufacturing which added 74,000 jobs during the year, but nearly all the gain occurred early in the year. The improvement in the national economy was reflected in commercial real estate market conditions as vacancies declined in all property sectors over the course of the year.

Office market conditions improved during 2004. In the fourth quarter of 2004, office market vacancies declined for the sixth consecutive quarter, falling to 15.4% compared with 16.8% as of the fourth quarter of 2003. The positive momentum has carried over into 2005 as the Federal Reserve’s January 2005 Beige Book reported that “Commercial real estate conditions strengthened in most districts in

TIAA Real Estate Account       Prospectus | 31

December and early January.” Construction has also been constrained. During 2004, 36 million square feet were completed and another 44 million square feet were under construction as of year-end 2004. By comparison, an average of 90 million square feet was complete annually during the 1999–2002 period. Ongoing improvements in U.S. payrolls combined with modest construction should continue to improve supply/demand fundamentals for the office markets.

In the fourth quarter of 2004, industrial market vacancies declined for the third consecutive quarter, falling to 10.8% compared with 11.7% as of the fourth quarter of 2003. Absorption, or the net change in occupied space, totaled 175 million square feet in 2004, which was well above the 20 million square feet absorbed in 2003. New construction of industrial space has also been moderate. During 2004, 115 million square feet were completed, and another 110 million square feet are expected to be built in 2005. By comparison, an average of 200 million square feet was completed annually during the 1999–2002 period. Historically, there has been a positive correlation between growth in the U.S. economy, as indicated by GDP growth, and industrial space demand. The U.S. Gross Domestic Product has now grown for twelve consecutive quarters, and continued growth would bode well for industrial market prospects.

Apartment market conditions improved in 2004. As reported by M/PF Research, vacancies in institutional-grade apartments declined to 6.4% as of fourth quarter of 2004 and as compared to 7.4% as of fourth quarter of 2003. While concessions, such as free Internet service, remained commonplace, effective rents increased 1.7% nationally over the course of the year. The gains were broad-based, with effective rents increasing in 43 of the 58 major metropolitan areas tracked by M/PF Research.

Sustained consumer spending during 2004 benefited both the U.S. economy and retail markets. Reis, Inc. reported that vacancies in regional shopping malls fell to 5.3% (the lowest level in three and a half years) and rents increased by 0.8% during the fourth quarter of 2004. Vacancies in neighborhood and community centers were 6.8% in the fourth quarter of 2004 compared with 6.9% in the fourth quarter of 2003. Absorption during the fourth quarter totaled nine million square feet, the highest in four years. In addition, rents increased 0.7% during the fourth quarter and a total of 2.9% over the course of 2004. While the Federal Reserve’s January 2005 Beige Book reported that retail sales in a number of districts during the 2004 holiday season were above 2003 levels, there is some uncertainty ahead for the retail sector as the results of these activities amongst the major retailers could be reflected in large blocks of retail space becoming available. In particular, there has been a surge in mergers and acquisition activity among certain major retailers, including Federated Department Stores, Kmart and Sears. The results of these activities among the major retailers could be reflected in large blocks of retail space becoming available.

32   | Prospectus     TIAA Real Estate Account

Economic Outlook for 2005

Prospects for commercial real estate markets in 2005 appear promising given the improvement in the U.S. economy during 2004. Many economists are projecting further improvements in the economy in 2005 as well. One positive indicator for the coming year is the increase in corporate profits, which along with corporations’ large cash positions and healthy balance sheets bode well for new hiring and investment in new offices, factories and equipment. However, consumer spending, which accounts for roughly two-thirds of U.S. economic activity, is expected to be more modest. Consumers are expected to become more cautious about their spending because of relatively high debt burdens, increases in energy prices, and a slowdown in home equity borrowing. In addition, the effect of increasing interest rates may also have a dampening effect on real estate market conditions. While prospects for 2005 on the whole are encouraging, near-term fluctuations in economic activity are not predictable, and changes in real estate market conditions often lag changes in economic conditions.

RESULTS OF OPERATIONS

Year Ended December 31, 2004, Compared to Year Ended December 31, 2003

Performance

The Account’s total return was 12.57% for the year ended December 31, 2004, and 7.50% for 2003 (net of Account expenses). The substantial increase in the Account’s overall performance on a year-to-year basis reflects the strong performance of the Account’s real estate properties and real estate–related (real estate equity securities, CMBS and limited partnerships) investments. The market value of the Account’s real estate portfolio increased substantially in 2004, as did the value of its real estate equity securities holdings. These increases in the real estate and real estate–related assets were due to the significant amount of capital which flowed into the real estate market from institutional investors as well as foreign investors increasing the price of core real estate investments.

Income and Expenses

The Account’s net investment income after deduction of all expenses was 23% higher for the year ended December 31, 2004, compared to the same period in 2003. This increase was primarily due to a 51% increase in total net assets, which included a 66% increase in the Account’s real estate holdings, including joint ventures and limited partnerships, over the same period.

The Account’s real estate holdings, including joint venture investments, generated approximately 88% and 93% of the Account’s total investment income (before deducting Account level expenses) during 2004 and 2003, respectively. The remaining portion of the Account’s total investment income was generated by marketable securities investments.

Gross real estate rental income increased approximately 10% in the year ended December 31, 2004, as compared to the same period in 2003. This increase was

TIAA Real Estate Account       Prospectus | 33

due to the increased number of properties owned by the Account. Income from the real estate joint ventures was $57,275,242 for the year ending December 31, 2004, as compared with $31,989,569 for the year ending December 31, 2003. This increase in joint venture income was due to an increase in leasing at certain retail properties as well as the purchase of an additional joint venture interest in an existing office property, and the addition of two joint venture investments in 2004. Interest income on the Account’s marketable securities investments increased from $7,221,765 in 2003 to $15,055,451 in 2004 due to the increase in the amount of non-real estate assets held by the Account as well as a slight increase in short-term rates from 2003 to 2004. Dividend income on the Account’s real estate equity securities and limited partnership investments increased from $12,240,166 for the year ended December 31, 2003, to $26,568,264 for the year ended December 31, 2004. This increase was due to the strong performance of the real estate market reflecting the increased inflow of capital into real estate–related investments.

Total property level expenses for the year ended December 31, 2004 and 2003 were $157,768,776, and $136,678,570, respectively. This 15% increase in property level expenses reflected the increased number of real estate properties owned by the Account from 2003 to 2004. In addition, during 2004, the Account incurred interest expense of $830,361 related to the mortgages.

The Account also incurred expenses for the years ended December 31, 2004 and 2003 of $14,393,388 and $12,751,191 respectively, for investment advisory services, $16,372,446 and $14,786,580 respectively, for administrative and distribution services and $5,962,591 and $4,116,294 respectively, for mortality, expense risk and liquidity guarantee charges. The overall 16% increase in expenses is a result of the larger net asset base in the Account, and the increased costs associated with managing and administering the Account.

Net Realized and Unrealized Gains and Losses on Investments

The Account had a 136% increase in net assets resulting from operations ($303,572,866 in December 2003 as compared to $716,180,335 in December 2004). The increase is due to the substantial realized and unrealized gains on the Account’s real estate and joint venture properties.

The Account had net realized and unrealized gains on investments of $414,580,303 for the year ended December 31, 2004, as compared with net realized and unrealized gains on investments of $58,837,371 for the year ended December 31, 2003. The increase in net realized and unrealized gains is primarily due to the substantial net unrealized gain on the Account’s real estate properties of $170,703,978 for the year ended December 31, 2004, as compared to net unrealized losses for the year ended December 31, 2003, of $37,639,368. In addition, the Account had an unrealized gain on its joint venture holdings of $161,584,369 for the year ended December 31, 2004, as compared to unrealized gain of $23,914,271 for the year ended December 31, 2003. The substantial net gains in the year ending December 31, 2004, are due to the increase in market value of its real estate portfolio, particularly in the value of three regional malls in which the Account

34   | Prospectus     TIAA Real Estate Account

owns joint venture interests. The Account’s marketable securities for the year ended December 31, 2004, had net realized and unrealized gains totaling $68,464,524 as compared with net realized and unrealized gains of $39,963,920 for the year ended December 31, 2003.

During 2004, the Account sold five properties. Proceeds of sale were $113,765,000 and cost at the time of sale was $99,937,568, resulting in a realized gain of $13,827,432. During 2003, the Account sold two properties. Proceeds of sale were $187,225,000 and cost at the time of sale was $154,626,452, resulting in a realized gain of $32,598,548.

Year Ended December 31, 2003, Compared to Year Ended December 31, 2002

Performance

The Account’s total return was 7.50% for the year ended December 31, 2003, and 3.41% for 2002. The substantial increase in the Account’s overall performance on a year-to-year basis reflects the strong performance of the Account’s real estate properties and real estate equity securities holdings. The 2003 total return on the Account’s real estate holdings was significantly higher than the 2002 annual total return. Many of the Account’s real estate properties increased in value in 2003, as compared to the substantial declines in value experienced by the Account’s real estate assets in 2002, which enhanced its strong income returns. This difference can be attributed to the strength of the institutional investors’ interest in real estate as an asset class, notwithstanding the challenges to the underlying fundamentals posed by the overall economic conditions. The strong performance of the Account’s real estate equity secur ities holdings also added to the total return.

Income and Expenses

The Account’s net investment income after deduction of all expenses was 12% higher for the year ended December 31, 2003, compared to the same period in 2002 primarily due to a 30% increase in total net assets, which included a 19% increase in the Account’s real estate holdings, including joint ventures and limited partnerships.

The Account’s real estate holdings, including joint venture investments, generated approximately 93% and 89% of the Account’s total investment income (before deducting Account level expenses) during 2003 and 2002, respectively. The remaining portion of the Account’s total investment income was generated by marketable securities investments.

Gross real estate rental income increased approximately 20% in the year ended December 31, 2003, over the same period in 2002. This was primarily due to the increased number of properties owned by the Account as of December 31, 2003, as compared to the properties owned as of December 31, 2002. Income from real estate joint ventures was $31,989,569 for the year ended December 31, 2003, as compared with $17,077,072 for the year ended December 31, 2002. The increase in joint venture income was due to the increase in the number of joint ventures from

TIAA Real Estate Account       Prospectus | 35

2002 to 2003. Interest income on the Account’s marketable securities investments decreased from $13,546,694 in 2002 to $7,221,765 in 2003 due to a decline in short-term rates from 2002 to 2003. Dividend income on the Account’s real estate equity securities investments decreased slightly from $12,891,207 for the year ended December 31, 2002, to $12,240,166 for the year ended December 31, 2003.

Total property level expenses for the year ended December 31, 2003 and 2002 were $136,678,570 and $101,962,973, respectively. This 34% increase in property level expenses during 2003 reflected the increased number of properties in the Account, as well as an increase in certain operating expenses including insurance and security costs.

The Account also incurred expenses for the years ended December 31, 2003 and 2002 of $12,751,191 and $9,495,736 respectively, for investment advisory services, $14,786,580 and $10,390,705 respectively, for administrative and distribution services and $4,116,294 and $3,417,895 respectively, for the mortality, expense risk and liquidity guarantee charges. The overall 36% increase in expenses is a result of the larger net asset base in the Account, and the increased costs associated with managing and administering the Account.

Net Realized and Unrealized Gains and Losses on Investments

The Account had a 161% increase in net increase in net assets resulting from operations ($303,572,866 for 2003 as compared to $116,242,038 for 2002). The increase is due to the realization of substantial gains on the two properties sold in 2003, as well as substantial realized and unrealized gains on the Account’s marketable securities and joint venture properties. The strong 2003 performance can also be attributed to the decrease in the magnitude of unrealized losses on the Account’s real estate holdings in 2003 as compared to 2002.

The Account had net realized and unrealized gains on investments of $58,837,371 for the year ended December 31, 2003, as compared with net realized and unrealized losses on investments of $102,967,284 for the year ended December 31, 2002. The increase in net realized and unrealized gains for the Account in 2003 was a reflection of the improving economic market conditions. The Account had unrealized gains on its joint venture holdings of $23,914,271 during the year ended December 31, 2003, as compared with losses of $5,781,360 during the same period in 2002, which can be attributed primarily to the increase in value of three regional malls in which the Account owns a joint venture interest. The decrease in unrealized losses on the Account’s real estate holdings can be attributed to a decrease in the number of properties affected by declines in value during the year ended December 31, 2003, as compared with the same period in 2002. The A ccount’s marketable securities for the year ended December 31, 2003, had net realized and unrealized gains totaling $39,963,920 as compared with net realized and unrealized losses of $6,195,855 for the year ended December 31, 2002. The net gains on the Account’s marketable securities for the year ended December 31, 2003, were due primarily to the strong performance of the real estate equity securities markets during the period.

36   | Prospectus     TIAA Real Estate Account

During 2003, the Account sold two properties. Proceeds of sale were $187,225,000 and cost at time of sale was $154,626,452, resulting in a realized gain of $32,598,548. During 2002, the Account sold two properties. Proceeds of sale were $26,050,000 and cost at time of sale was $22,592,804, resulting in a realized gain of $3,457,196.

LIQUIDITY AND CAPITAL RESOURCES

At year end 2004 and 2003, the Account’s liquid assets (i.e., its real estate equity securities, CMBSs, commercial paper, government securities and cash) had a value of $1,045,733,841 and $753,971,810, respectively. The increase in the Account’s liquid assets was primarily due to the net positive inflow of transfers and premiums into the Account and an increase in the value of its real estate equity securities holdings.

In 2004, the Account received $738,048,183 in premiums and $1,188,465,203 in net participant transfers from TIAA, CREF Accounts and affiliated mutual funds, while for 2003 the Account received $515,435,665 in premiums and $433,792,602 in net participants’ transfers. Real estate acquisitions totaling approximately $2.5 billion and $753.3 million were made during 2004 and 2003, respectively. In 2004, the Account also received approximately $113.8 million in proceeds from the sale of two office properties, two retail properties and one apartment property. The Account’s liquid assets will continue to be available to purchase additional suitable real estate properties and to meet expense needs and redemption requests (i.e., cash withdrawals or transfers). In the unlikely event that the Account’s liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA’s general account will purchase liquidity units in accordance with TIAA’s liquidity guarantee to the Account.

The Account, under certain conditions more fully described in the Account’s prospectus, may borrow money and assume or obtain a mortgage on a property — i.e., make leveraged real estate investments. Also, to meet any short-term cash needs, the Account may obtain a line of credit whose terms may require that the Account secure the loan with one or more of its properties. The Account’s total borrowings may not exceed 20% of the Account’s total net asset value.

EFFECTS OF INFLATION AND INCREASING OPERATING EXPENSES

Inflation, along with increased insurance and security costs, may increase property operating expenses in the future. These increases in operating expenses are generally billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, depending on how long any vacant space in a property remains unleased, the Account may not be able to recover the full amount of such increases in operating expenses.

TIAA Real Estate Account       Prospectus | 37

CRITICAL ACCOUNTING POLICIES

The financial statements of the Account are prepared in conformity with accounting principles generally accepted in the United States.

In preparing the Account’s consolidated financial statements, management is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances — the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Management believes that the following policies related to the valuation of the Account’s assets reflected in the Account’s financial statements affect the significant judgments, estimates and assumptions used in preparing its financial statements:

Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the TIAA Board of Trustees. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. The Account’s properties are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. TIAA’s appraisal staff performs a valuation of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation or appraisal. The appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices (USPAP), the real estate appraisal industry standards created by The Appraisal Foundation. Real estate appraisals are estimates of property values based on a professional’s opinion.

Valuation of Real Estate Joint Ventures: Real estate joint ventures are stated at the Account’s equity in the net assets of the underlying joint venture entities, which value their real estate holdings at fair value.

Valuation of Marketable Securities: Equity securities listed or traded on any United States national securities exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Short-term money market instruments are stated at market value. Portfolio securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole.

38   | Prospectus     TIAA Real Estate Account

Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon a s actual operating results are determined.

Income from joint ventures is recorded based on the Account’s proportional interest in the income earned by the joint venture that has been distributed from the joint venture to the Account.

Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date or as soon as the Account is informed of the dividend. Realized gains and losses on securities transactions are accounted for on the specific identification method.

FORWARD-LOOKING STATEMENTS

Some statements in this report which are not historical facts may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or management’s present expectations.

Caution should be taken not to place undue reliance on management’s forward-looking statements, which represent management’s views only as of the date this report is filed. Neither management nor the Account undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TIAA Real Estate Account       Prospectus | 39

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

The Account’s real estate and real estate–related investments, which as of December 31, 2004, represented 86.46% of the Account’s investments (not including real estate equity securities), expose the Account to a variety of risks. These risks include, but are not limited to:

•	General Real Estate Risk — The risk that the Account’s property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, and changing supply and demand for certain types of properties;

•	Appraisal Risk — The risk that the sale price of an Account property (i.e., the value that would be determined by negotiations between independent parties) might differ substantially from its estimated or appraised value, leading to losses or reduced profits to the Account upon sale;

•	Risk Relating to Property Sales — The risk that the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses; and

•	Risks of Borrowing — The risk that interest rate changes may impact Account returns if the Account takes out a mortgage on a property or buys a property subject to a mortgage.

As of December 31, 2004, 13.54% of the Account’s investments were in market risk sensitive instruments, comprised entirely of marketable securities. These include real estate equity securities, commercial mortgage-backed securities (CMBSs), and high-quality short-term debt instruments (i.e., commercial paper and government agency instruments). The Consolidated Statement of Investments for the Account sets forth the terms of these instruments, along with their fair value, as determined in accordance with procedures described in Note 1 to the Account’s financial statements. Note that the Account does not currently invest in derivative financial instruments.

The Account’s investments in marketable securities are subject to the following general risks:

•	financial risk — for debt securities, the possibility that the issuer won’t be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value

•	market risk — price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates

•	interest rate volatility, which may affect current income from an investment

In addition, mortgage-backed securities are subject to prepayment risk — i.e., the risk that borrowers will repay the loans early. If the underlying mortgage assets

40   | Prospectus     TIAA Real Estate Account

experience greater than anticipated payments of principal, the Account could fail to recoup some or all of its initial investment in these securities. The market value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments.

In addition to these risks, real estate equity securities and mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. For more information on the risks associated with all of the Account’s investments, see the Account’s most recent prospectus.

VALUING THE ACCOUNT’S ASSETS

We value the Account’s assets as of the close of each valuation day by taking the sum of:

•	the value of the Account’s cash, cash equivalents, and short-term and other debt instruments

•	the value of the Account’s other securities investments and other assets

•	the value of the individual real properties and other real estate–related investments owned by the Account

•	an estimate of the net operating income accrued by the Account from its properties and other real estate–related investments and then reducing it by the Account’s liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See “Expense Deductions,” page 44.

VALUING REAL ESTATE INVESTMENTS

Valuing Real Property: Individual real properties will be valued initially at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) We could use a different value in appropriate circumstances.

After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

Quarterly, we will conduct an internal review of each of the Account’s properties. We’ll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We’ll continue to use the revised value to calculate the Account’s net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

The Account’s net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real

TIAA Real Estate Account       Prospectus | 41

estate–related investment. We’ll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

Development properties initially will be valued at the Account’s cost, and the value will be adjusted as additional development costs are incurred. Once a property receives a certificate of occupancy, within one year from the initial funding by the Account, or the property is substantially leased, whichever is earlier, the property will be appraised by an independent appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.

The Account may, at times, value properties purchased together as a portfolio as a single asset, to the extent we believe that the property will likely be sold as one portfolio. The value assigned to the portfolio as a whole may be more or less than the valuation of each property individually.

Because of the nature of real estate assets, the Account’s net asset value won’t necessarily reflect the true or realizable value of its real estate assets (i.e., what the Account would get if it sold them).

Valuing Real Property Encumbered by Debt: In general, when we value an Account property subject to a mortgage, the Account’s net asset value will include the value of the Account’s interest in the property (with the property valued as described above). The outstanding balance of the debt will be recorded as a liability. We can adjust the property valuation if we determine that the existing debt could have a material affect on how much the Account would receive if it were to sell the property, looking at such factors as whether the debt is prepayable, the remaining term on the debt, and then-current interest rates.

Valuing Conventional Mortgages: Individual mortgage loans made by the Account will be valued initially at their face amount. Thereafter, quarterly, we’ll value the Account’s fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We’ll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it. Floating variable rate mortgages will generally be valued at their face amount, although we may adjust these values as market conditions dictate.

Valuing Participating Mortgages: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we’ll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We’ll use these assumptions to project the cash flow and anticipated sale proceeds from each investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we’ll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We’ll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

42   | Prospectus     TIAA Real Estate Account

Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account’s net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, the Account could be under- or over-valued.

Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account’s properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account’s net asset value.

Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we’ll adjust the daily accrued receivable and other accounts appropriately.

Adjustments: We can adjust the value of an investment if we believe events or market conditions (such as a borrower’s or tenant’s default) have affected how much the Account could get if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

The independent fiduciary will need to approve adjustments to any valuation of one or more properties that

•	is made within three months of the annual independent appraisal or

•	results in an increase or decrease of:

•	more than 6 percent of the value of any of the Account’s properties since the last independent annual appraisal

•	more than 2 percent in the value of the Account since the prior month or

•	more than 4 percent in the value of the Account within any quarter.

Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate–related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA’s valuation methods could change the Account’s net asset value and change the values at which participants purchase or redeem Account interests.

VALUING OTHER INVESTMENTS (INCLUDING CERTAIN REAL ESTATE–RELATED INVESTMENTS)

Debt Securities and Money Market Instruments: We value debt securities (excluding money market instruments) for which market quotations are readily available based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). We derive

TIAA Real Estate Account       Prospectus | 43

these values utilizing an independent pricing service, except when we believe the prices do not accurately reflect the security’s fair value. We value money market instruments with maturities of one year or less in the same manner as debt securities, or derive them from a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. All debt securities may also be valued at fair value as determined in good faith by the Investment Committee of the TIAA Board of Trustees.

Equity Securities: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

We value equity securities traded on the NASDAQ Stock Market’s National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

Mortgage-Backed Securities: We value mortgage-backed securities in the same manner in which we value debt securities, as described above.

Foreign Securities: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

Investments Lacking Current Market Quotations: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA’s Board of Trustees and in accordance with the responsibilities of TIAA’s Board as a whole. In evaluating fair value for the Account’s interest in certain commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer’s valuation methodology.

EXPENSE DEDUCTIONS

Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

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The current annual expense deductions are:

	Percent of
	Net Assets
Type of Expense Deduction	Annually	Services Performed

Investment Management	0.195%	For TIAA’s investment advice, portfolio accounting, custodial services, and similar services, including independent fiduciary and appraisal fees
Administration	0.210%	For Services’ administrative services, such as allocating premiums and paying annuity income
Distribution	0.065%	For Services’ expenses related to distributing the annuity contracts
Mortality and Expense Risk	0.070%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.040%	For TIAA’s liquidity guarantee

Total Annual Expense Deduction	0.580%	For total services to the Account

After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the following quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account’s actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account’s assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. Historically, the adjusting payments have generally been small and have resulted in both upward and downward adjustments to the Account’s expense deductions for the following quarter.

TIAA’s board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers’ commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.

EMPLOYER PLAN FEE WITHDRAWALS

Your employer may, in accordance with the terms of your plan, and with TIAA’s approval, withdraw amounts from your Real Estate Account accumulation under your Retirement Select, Retirement Choice, Retirement Choice Plus, or Retirement Select Plus contract, and, on a limited basis, under your GA or GSRA contract to pay fees associated with the administration of the plan. TIAA reserves the right to suspend or reinstate its approval for a plan to make such withdrawals. The amount and the effective date of an employer plan fee withdrawal will be in accordance with the terms of your plan. TIAA will determine all values as of the end of the effective

TIAA Real Estate Account       Prospectus | 45

date. An employer plan fee withdrawal cannot be revoked after its effective date. Each employer plan fee withdrawal will be made on a pro-rata basis from all your available TIAA and CREF accounts. An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

THE CONTRACTS

TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, Retirement Select, Retirement Select Plus, Retirement Choice, Retirement Choice Plus, or Keogh contracts. The Account is not available in California.

RA (RETIREMENT ANNUITY), GRA (GROUP RETIREMENT ANNUITY),
AND RETIREMENT SELECT CONTRACTS

RA, GRA, and Retirement Select contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA and Retirement Select contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

Depending on the terms of your plan, RA, GRA, and Retirement Select premiums can be paid by your employer, you, or both. If you’re paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. You can also transfer funds from another investment choice under your employer’s plan to your contract. Ask your employer for more information about these contracts.

SRA (SUPPLEMENTAL RETIREMENT ANNUITY), AND GSRA (GROUP SUPPLEMENTAL RETIREMENT ANNUITY)

These are for voluntary tax-deferred annuity (TDA) plans and 401(k) plans. SRA contracts are issued directly to you. GSRA and Retirement Select Plus contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Your employer pays premiums in pre-tax dollars through salary reduction. Although you can’t pay premiums directly, you can transfer amounts from other TDA plans.

RETIREMENT SELECT/RETIREMENT SELECT PLUS ANNUITIES AND RETIREMENT CHOICE RETIREMENT CHOICE PLUS ANNUITIES

These are very similar in operation to the GRAs and GSRAs, respectively, except that they are issued directly to your employer on your plan’s trustee. Among other rights, the employer retains the right to transfer accumulations under these contracts to alternate funding vehicles.

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CLASSIC IRA AND ROTH IRA

Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $4,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. If you are age 50 or older, you may contribute up to $4,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $4,000, or $4,500 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2005; different dollar limits may apply in future years.) We can’t issue you a joint contract.

Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $4,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. If you are age 50 or older you may contribute up to $4,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $4,000, or $4,500 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2005; different dollar limits may apply in future years.) We can’t issue you a joint contract.

Your employer may offer SEP IRAs (Simplified Employee Retirement Plans), which are subject to different rules.

Classic and Roth IRAs may together be referred to as “IRAs” in this prospectus.

GA (GROUP ANNUITY) AND INSTITUTIONALLY OWNED GSRA

These are used exclusively for employee retirement plans and are issued directly to your employer or your plan’s trustee. Your employer pays premiums directly to TIAA (you can’t pay the premiums directly to TIAA) and your employer or the plan’s trustee may control the allocation of contributions and transfers to and from these contracts including withdrawing completely from the Account.
If a GA or GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

KEOGHS

TIAA also offers contracts for Keogh plans. If you are a self-employed individual who owns an unincorporated business, you can use our Keogh contracts for a Keogh plan, and cover common law employees, subject to our eligibility requirements.

ATRA (AFTER-TAX RETIREMENT ANNUITY)

The after-tax retirement annuities (ATRA) are individual non-qualified deferred annuity contracts, issued to participants who are eligible and would like to remit personal premiums under the contractual provisions of their RA contract. To be eligible, you must have an active and premium-paying or paid up RA contract.

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Note that the tax rules governing these non-qualified contracts differ significantly from the treatment of qualified contracts. See “Taxes,” on page 60 for more information.

IRA AND KEOGH ELIGIBILITY

You or your spouse can set up a TIAA Classic or Roth IRA or a Keogh if you’re a current or retired employee or trustee of an eligible institution, or if you own a TIAA or CREF annuity or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least 55 years old and have completed at least three years of service at an eligible institution. In the case of partnerships, at least half the partners must be eligible individuals and the partnership itself must be primarily engaged in education or research. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

STATE REGULATORY APPROVAL

State regulatory approval may be pending for certain of these contracts and they may not currently be available in your state.

STARTING OUT

Generally, we’ll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

If we receive premiums from your employer before your application or enrollment form, we’ll generally invest the money in the CREF Money Market Account until we receive your form. (Some employer plans may require that we send such premiums back to the employer or have a different default.) We’ll transfer the appropriate amount from the CREF Money Market Account and credit it to the Real Estate Account as of end of the business day we receive your completed form.

If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or total more than 100 percent, we’ll invest your premiums in the CREF Money Market Account (some employer plans may have a different default). After we receive a complete and correct application, we’ll follow your allocation instructions for future premiums. However, any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.

TIAA generally doesn’t currently restrict the amount or frequency of premiums to your contract, although we may in the future. Your employer’s retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you want to directly contribute personal premiums under the contractual provisions of your RA contract, you will be issued an ATRA contract. Premiums

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and any earnings on the ATRA contract will not subject to your employer’s retirement plan.

In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your TIAA contract can’t lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to contracts at any time.

Note that we cannot accept money orders or travelers checks. In addition, we will not accept a third-party check where the relationship of the payor to the account owner cannot be identified from the face of the check.

We will not be deemed to have received any premiums sent to the addresses designated for remitting premiums until the third-party service that administers the receipt of mail through those addresses has processed the payment on our behalf.

Important Information About Procedures for Opening a New Account

To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions, including us, to obtain, verify and record information that identifies each person who opens an account.

What this means for you: When you open an account, we will ask for your name, address, date of birth, social security number and other information that will allow us to identify you, such as your home telephone number. Until you provide us with the information we need, we may not be able to open an account or effect any transactions for you.

CHOOSING AMONG INVESTMENT ACCOUNTS

You can allocate all or part of your premiums to the Real Estate Account, unless your employer’s plan precludes that choice. You can also allocate premiums to TIAA’s traditional annuity, the CREF variable investment accounts, and, in some cases, certain mutual funds if the account or fund is available under your employer’s plan.

You can change your allocation choices for future premiums by writing to our home office

•	using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org or

•	calling our Automated Telephone Service (24 hours a day) at 800 842-2252

THE RIGHT TO CANCEL YOUR CONTRACT

You can cancel your contract (other than a Retirement Select contract or Retirement Select Plus contract not issued in New York) up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home

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office. We’ll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).

DETERMINING THE VALUE OF YOUR INTEREST IN THE ACCOUNT — ACCUMULATION UNITS

When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your accumulation units decrease. We calculate how many accumulation units to credit by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date). A business day ends at 4:00 p.m. Eastern time or when trading closes on the NYSE, if earlier.

The accumulation unit value reflects the Account’s investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

Calculating Accumulation Unit Values: We calculate the Account’s accumulation unit value at the end of each valuation day. To do that, we multiply the previous day’s value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

A.	The value of the Account’s net assets at the end of the current valuation period, less premiums received during the current valuation period.

B.	The value of the Account’s net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

HOW TO TRANSFER AND WITHDRAW YOUR MONEY

Generally TIAA allows you to move your money to or from the Real Estate Account in the following ways:

•	from the Real Estate Account to a CREF investment account, or TIAA’s traditional annuity

•	to the Real Estate Account from a CREF investment account or TIAA’s traditional annuity (transfers from TIAA’s traditional annuity under RA, GRA, Retirement Select, or Retirement Choice contracts are subject to restrictions)

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•	from the Real Estate Account to other companies

•	to the Real Estate Account from other companies/plans

•	by withdrawing cash

•	by setting up a program of automatic withdrawals or transfers

These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer’s plan, or by current tax law, or by the terms of your contract, as set forth below. Transfers and cash withdrawals are currently free. TIAA can place restrictions on transfers or charge fees for transfers and withdrawals in the future.

Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day. For any transfers to TIAA’s traditional annuity, the crediting rate will be the rate in effect at the close of business of the first day that you participate in TIAA’s traditional annuity, which is the next business day after the effective date of the transfer.

To request a transfer or to withdraw cash:

•	write to TIAA’s home office at 730 Third Avenue, New York, NY 10017-3206

•	call us at 800 842-2252 or

•	for internal transfers, using the TIAA-CREF Web Center’s account access feature at www.tiaa-cref.org

You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See “Taxes,” page 60.

TRANSFERS TO AND FROM OTHER TIAA-CREF ACCOUNTS

Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA’s traditional annuity, to one of the CREF accounts or to mutual funds offered under the terms of your plan. Transfers to CREF accounts may be restricted by your employer’s plan.

You can also transfer some or all of your accumulation in TIAA’s traditional annuity, in your CREF accounts or in the mutual funds offered under the terms of your plan to the Real Estate Account, if your employer’s plan offers the Account. Transfers from TIAA’s traditional annuity to the Real Estate Account under RA, GRA, Retirement Select, or Retirement Choice contracts can only be effected over a period of time (up to ten years) and may be subject to other limitations, as specified in your contract. Amounts held under an ATRA contract cannot be transferred to or from any retirement plan contract.

Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.

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TRANSFERS TO OTHER COMPANIES

Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer’s plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA, GRA, or Retirement Select contract to another company, and the $1,000 minimum will not apply to these transfers.

Under the Retirement Choice and Retirement Choice Plus contracts, your employer could transfer monies from an Account and apply it to another Account or investment option, subject to the terms of your plan, and without your consent.

TRANSFERS FROM OTHER COMPANIES/PLANS

Subject to your employer’s plan, you can usually transfer or rollover money from another 403(b), 401(a)/403(a) or governmental 457(b) retirement plan to your qualified TIAA contract. You may also rollover before-tax amounts in a Classic IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Similarly, you may be able to rollover funds from 401(a), 403(a), 403(b) and governmental 457(b) plans to a TIAA Classic IRA. Funds in a private 457(b) plan can be transferred to another private 457(b) plan only. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

WITHDRAWING CASH

You may withdraw cash from your SRA, GSRA, Retirement Select Plus, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Cash withdrawals from your RA, GRA, Retirement Choice, Retirement Choice Plus, or Retirement Select accumulation may be limited by the terms of your employer’s plan and federal tax law. Normally, you can’t withdraw money from a contract if you’ve already begun receiving lifetime annuity income. Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, or die, or if your employer terminates its retirement plan. If your employer’s plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.

Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2 or leave your job or are faced with an unforeseeable emergency (as defined by law). There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2).

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Special rules and restrictions apply to Classic and Roth IRAs.

SYSTEMATIC WITHDRAWALS AND TRANSFERS

If your employer’s plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.

WITHDRAWALS TO PAY ADVISORY FEES

You can set up a program to have monies withdrawn directly from your retirement plan or IRA accumulations to pay your financial advisor, if your employer’s plan allows. You will be required to complete and return certain forms to effect these withdrawals, including how and from which accounts you want these monies to be withdrawn. Before you set up this program, make sure you understand the possible tax consequences of these withdrawals. See the discussion under “Taxes” below.

POSSIBLE RESTRICTIONS ON PREMIUMS AND TRANSFERS TO THE ACCOUNT

From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can’t find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

ADDITIONAL LIMITATIONS

Federal law requires us to obtain, verify and record information that identifies each person who opens an account. Until we receive the information we need, we may not be able to effect transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include closing your account.

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MARKET TIMING POLICY

There are participants who may try to profit from transferring money back and forth among the CREF accounts, the Real Estate Account, and mutual funds available under the terms of your plan, in an effort to “time” the market. As money is shifted in and out of these accounts, the accounts or funds incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate the costs. In addition, market timing can interfere with efficient portfolio management and cause dilution, if timers are able to take advantage of pricing inefficiencies. To discourage market-timing activity, transfers from the Account to a CREF or TIAA account are limited to once every calendar quarter. In addition, participants who make more than three transfers out of any TIAA or CREF account or any of the TIAA-CREF mutual funds available under your plan (other than the CREF Money Market Account) in a calendar month will be advised that if this transfer frequency continues, we will suspend their ability to make telephone, fax and Internet transfers.

We have the right to modify our policy at any time without advance notice.

RECEIVING ANNUITY INCOME

THE ANNUITY PERIOD IN GENERAL

You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer’s plan may also restrict when you can begin income payments. Under the minimum distribution rules of the Internal Revenue Code, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. For more information, see “Minimum Distribution Requirements,” on page 61. Also, you can’t begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you’ve started payments you usually can’t change your income option or annuity partner for that payment stream.

Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We’ll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change

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after the initial payment based on the Account’s investment experience and the income change method you choose.

There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 58. The total value of your annuity payments may be more or less than your total premiums.

ANNUITY STARTING DATE

Generally, you pick an annuity starting date when you first apply for a TIAA contract but you can change this date at any time prior to the day before that annuity starting date. Ordinarily, annuity payments begin on your annuity starting date, provided we have received all documentation necessary for the income option you’ve picked. If something’s missing, we’ll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.

INCOME OPTIONS

Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer’s plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA, Retirement Select, Retirement Select Plus, Retirement Choice, Retirement Choice Plus or Keogh contract. Ordinarily you’ll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.

All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

•	One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it’s over, income payments will continue to your beneficiary until the end of the period. If you don’t opt for a guaranteed period, all payments end at your death — so that it’s possible for you to receive only one payment if you die less than a month after payments start. (The 15-year guaranteed period is not available under all contracts.)

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•	Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years (2 to 30 years for RAs, GRAs, and SRAs). (This option is not available under all contracts.)

•	Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period — Full Benefit to Survivor, Two-Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.

•	Minimum Distribution Option (MDO) Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier — contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. (The option is not available under all contracts.)

You must apply your entire accumulation under a contract if you want to use the MDO annuity. It is possible that income under the MDO annuity will cease during your lifetime. Prior to age 90, and subject to applicable plan and legal restrictions, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you’re eligible. Using an MDO won’t affect your right to take a cash withdrawal of any accumulation not yet distributed. This pay-out annuity is not available under the Retirement Select or Retirement Select Plus contracts. Instead, required minimum distributions will be paid directly from these contracts pursuant to the terms of your employer’s plan.

For any of the income options described above, current federal tax law says that your guaranteed period can’t exceed the joint life expectancy of you and your beneficiary or annuity partner. Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

Receiving Lump Sum Payments (Retirement Transition Benefit): If your employer’s plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an accumulation being converted to annuity income on the annuity starting date. (This does not apply to IRAs.) Of course, if your employer’s plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See “Taxes,” page 60.

If you haven’t picked an income option when the annuity starting date arrives for your contract, TIAA usually will assume you want the one-life annuity with 10-year guaranteed period if you’re unmarried, subject to the terms of your plan, paid from TIAA’s traditional annuity. If you’re married, we may assume for you a survivor annuity with half-benefit to annuity partner with a 10-Year guaranteed period, with

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your spouse as your annuity partner, paid from TIAA’s traditional annuity. If you haven’t picked an income option when the annuity starting date arrives for your IRA, we may assume you want the minimum distribution option annuity.

TRANSFERS DURING THE ANNUITY PERIOD

After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a “comparable annuity” payable from a CREF account or TIAA’s traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

We’ll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA’s traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

ANNUITY PAYMENTS

The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year — the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year’s value.

Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account. The formulas for calculating the number and value of annuity units payable are described below.

Calculating the Number of Annuity Units Payable: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of

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the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts — actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

Value of Annuity Units: The Real Estate Account’s annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

For participants under the annual income change method, the value of the annuity unit for payment remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.

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DEATH BENEFITS

AVAILABILITY; CHOOSING BENEFICIARIES

TIAA may pay death benefits if you or your annuity partner dies, which may be subject to the terms of your employer’s plan. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

YOUR SPOUSE’S RIGHTS

Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

AMOUNT OF DEATH BENEFIT

If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

PAYMENT OF DEATH BENEFIT

To authorize payment and pay a death benefit, we must have received all necessary forms and documentation, including proof of death and the selection of the method of payment.

METHODS OF PAYMENT OF DEATH BENEFITS

Generally, you can choose for your beneficiary the method we’ll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also block your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can block any choice if its initial payment is less than $25. If death occurs while your contract is in the accumulation stage, in most cases we can pay the death benefit using the TIAA-CREF Savings & Investment Plan. We won’t do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren’t eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn’t eligible and doesn’t specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

Payments During the Accumulation Period: Currently, the available methods of payment for death benefits from funds in the accumulation period are:
•	Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;

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•	One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;

•	Annuity for a Fixed Period of 5 to 30 years (not available under Retirement Select or Retirement Select Plus), in which the death benefit is paid for a fixed period;

•	Accumulation-Unit Deposit Option, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account’s investment experience (generally the death benefit value must be at least $5,000); (This option is not available under all contracts) and

•	Minimum Distribution Option, which automatically pays income according to the Internal Revenue Code’s minimum distribution requirements (not available under Retirement Select or Retirement Select Plus). It operates in much the same way as the MDO annuity income option. It’s possible, under this method, that your beneficiary won’t receive income for life.

Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

Payments During the Annuity Period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. For more information on death benefits, see the discussion under “Taxes” below, or for further detail, contact TIAA.

TAXES

This section offers general information concerning federal taxes. It doesn’t cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

HOW THE REAL ESTATE ACCOUNT IS TREATED FOR TAX PURPOSES

The Account is not a separate taxpayer for purposes of the Internal Revenue Code — its earnings are taxed as part of TIAA’s operations. Although TIAA is not expected to owe any federal income taxes on the Account’s earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.

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TAXES IN GENERAL

During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they’re withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren’t taxable when withdrawn, but earnings attributable to these amounts are taxable. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed. Generally, contributions you can make under an employer’s plan are limited by federal tax law. Employee voluntary salary reduction contributions to 403(b) and 401(k) plans are limited to $14,000 per year ($18,000 per year if you are age 50 or older). Certain long-term employees may be able to defer up to $17,000 per year in a 403(b) plan ($21,000 per year if you are age 50 or older). Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $4,000 per year ($4,500 per year for taxpayers age 50 or older).

The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments is $14,000 ($18,000 if you are age 50 or older). Special catch-up rules may permit a higher contribution in one or more of the last three years prior to an individual’s normal retirement age under the plan.

Note that the dollar limits listed above are for 2005; different dollar limits may apply in future years.

EARLY DISTRIBUTIONS

If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10 percent penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won’t have to pay this tax in certain circumstances. Early distributions from 457(b) plans are not subject to a 10% penalty tax unless, in the case of a govern mental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.

MINIMUM DISTRIBUTION REQUIREMENTS

In most cases, payments from qualified contracts must begin by April 1 of the year after the year you reach age 70 1/2, or if later, by retirement. For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh plan, payments must begin by April 1 of the year after you reach age 70 1/2. Under

TIAA Real Estate Account       Prospectus | 61

the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don’t begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules requiring minimum distributions during your lifetime. You are responsible for requesting distributions that comply with the minimum distribution rules.

WITHHOLDING ON DISTRIBUTIONS

If we pay an “eligible rollover” distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. On the other hand, if we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain types of distributions that are not considered eligible rollovers such as payments from IRAs, hardship withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.

For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. However, if you tell us not to withhold but we don’t have your taxpayer identification number on file, we still are required to deduct taxes. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.

SPECIAL RULES FOR AFTER-TAX RETIREMENT ANNUITIES

If you paid premiums directly to an RA and the premiums are not subject to your employer’s retirement plan, or if you have been issued an ATRA contract, the following general discussion describes our understanding of current federal income tax law that applies to these accumulations. This discussion does not apply to premiums paid on your behalf under the terms of your employer’s retirement plan. It also does not cover every situation and does not address all possible circumstances.

In General. These annuities are generally not taxed until distributions occur. When distributions occur, they are taxed as follows:
•Withdrawals, including withdrawals of the entire accumulation under the contract, are generally taxed as ordinary income to the extent that the contract’s value is more than your investment in the contract (i.e., what you have paid into it).

•Annuity payments are generally treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract until you recover all of your investment in the contract. After that, annuity payments are taxable in full as ordinary income.

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Required Distributions. In general, if you die after you start your annuity payments but before the entire interest in the annuity contract has been distributed, the remaining portion must be distributed at least as quickly as under the method in effect on the date of your death. If you die before your annuity payments begin, the entire interest in your annuity contract generally must be distributed within five years after your death, or be used to provide payments that begin within one year of your death and that will be made for the life of your designated beneficiary or for a period not extending beyond the life expectancy of your designated beneficiary. The “designated beneficiary” refers to a natural person you designate and to whom ownership of the contract passes because of your death. However, if the designated beneficiary is your surviving spouse, your surviving spouse can continue the annuity contract as the new owner.

Death Benefit Proceeds. Death benefit proceeds are taxed like withdrawals of the entire accumulation in the contract if distributed in a single sum and are taxed like annuity payments if distributed as annuity payments. Your beneficiary may be required to take death benefit proceeds within a certain time period.

Penalty Tax on Certain Distributions. You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on distributions you take prior to age 59 1/2. There are some exceptions to this rule, however. You should consult a tax advisor for information about those exceptions.

Withholding. Annuity distributions are generally subject to federal income tax withholding but most recipients can usually choose not to have the tax withheld.

Certain Designations or Exchanges. Designating an annuitant, payee or other beneficiary, or exchanging a contract may have tax consequences that should be discussed with a tax advisor before you engage in any of these transactions.

Multiple Contracts. All non-qualified deferred annuity contracts issued by us and certain of our affiliates to the same owner during a calendar year must generally be treated as a single contract in determining when and how much income is taxable and how much income is subject to the 10 percent penalty tax (see above).

Special Rules for Withdrawals to Pay Advisory Fees. If you have arranged for us to pay advisory fees to your financial advisor from your accumulations, those partial withdrawals generally will not be treated as taxable distributions as long as:

• the payment is for expenses that are ordinary and necessary;

• the payment is made from a Section 401 or 403 retirement plan or an IRA, and

• with respect to payments from retirement plans (not IRAs):

• your financial advisor’s payment is only made from the accumulations in your retirement plan, and not directly by you or anyone else, under the agreement with your financial advisor; and

• once advisory fees begin to be paid from your retirement plan, you continue to pay those fees solely from your plan and not from any other source.

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POSSIBLE TAX LAW CHANGES

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax advisor with respect to legislative developments and their effect on your contract.

We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

GENERAL MATTERS

MAKING CHOICES AND CHANGES

You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we’ll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

TELEPHONE AND INTERNET TRANSACTIONS

You can use our Automated Telephone Service (ATS) or the TIAA-CREF Web Center’s account access feature to check your account balances, transfer to TIAA’s traditional annuity or CREF, and/or allocate future premiums among the accounts and funds available to you through TIAA-CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.

To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at http://www.tiaa-cref.org. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

VOTING RIGHTS

You don’t have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

ELECTRONIC PROSPECTUS

If you received this prospectus electronically and would like a paper copy, please call 877 518-9161 and we will send it to you. Under certain circumstances

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where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you’ve consented.

HOUSEHOLDING

To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account’s prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 877 518-9161, or write us.

MISCELLANEOUS POLICIES

If You’re Married: If you’re married, you may be required by law or your employer’s plan to get advance written consent from your spouse before we make certain transactions for you. If you’re married at your annuity starting date, you may also be required by law or your employer’s plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

Texas Optional Retirement Program Restrictions: If you’re in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state’s public institutions of higher education.

Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you’re entitled to under your employer’s retirement plan or the Internal Revenue Code, we’ll refund them to your employer as long as we’re requested to do so (in writing) before you start receiving annuity income. Any time there’s a question about premium refunds, TIAA will rely on information from your employer. If you’ve withdrawn or transferred the amounts involved from your accumulation, we won’t refund them.

Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

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DISTRIBUTION

The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, LLC (Services), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect subsidiaries of TIAA. Their addresses are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid for distributing the contracts.

STATE REGULATION

TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account’s books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

LEGAL MATTERS

All matters involving state law and relating to the contracts, including TIAA’s right to issue the contracts, have been passed upon by George W. Madison, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, with respect to the Account, has audited the Account’s financial statements at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their reports (which contains an explanatory paragraph describing that the Account has restated its financial statements relating to the accounting for its investments in majority-owned real estate joint ventures and to change the presentation of its operating results). In addition, with respect to TIAA, Ernst & Young LLP has audited TIAA’s statutory-basis financial statements at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report (which contains an explanatory paragraph describing that TIAA presents its financial statements in conformity with accounting practices prescribed or permitted by the New York State Insurance Department, which practices differ from U.S. generally accepted accounting principles and that the effects of the variances between such bases of

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accounting on TIAA’s financial statements are not reasonably determinable but are presumed to be material, as described in Note 2 to the TIAA statutory-basis financial statements). Friedman LLP, independent auditors, have audited the (i) statement of revenues and certain expenses of Four Oaks Place for the year ended December 31, 2003; (ii) statement of revenues and certain expenses of 3111 Camino Del Rio North for the year ended December 31, 2003; (iii) statement of revenues and certain expenses of 30721 and 30699 Russell Ranch Road for the year ended December 31, 2003; (iv) statement of revenues and certain expenses of 1900 K Street, NW, Washington DC for the year ended September 30, 2004; (v) statement of revenues and certain expenses of 1001 Pennsylvania Ave., NW, Washington DC for the year ended September 30, 2004; (vi) statement of revenues and certain expenses of 50 Fremont Street, San Francisco, CA for the year ended September 30, 2004; (vii) statement of revenues and certain expenses of IDX Tower, Seattle, WA for the year ended September 30, 2004; (viii) statement of revenues and certain expenses of the IDI Industrial Portfolio Joint Venture the year ended December 31, 2003, (ix) statement of revenues and certain expenses of 99 High Street, Boston, MA for the year ended December 31, 2004; and (x) statement of revenues and certain expenses of 8270 Greensboro Drive, Tysons Corner, VA for the year ended December 31, 2004. We’ve included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s, and Friedman LLP’s respective reports, given on the authority of such firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

INFORMATION AVAILABLE AT THE SEC

The Account has filed with the SEC a registration statement under the Securities Act of 1933, which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. This information can also be obtained through the SEC’s website on the Internet (http://www.sec.gov).

OTHER REPORTS TO PARTICIPANTS

TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations.

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Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.

CUSTOMER COMPLAINTS

Customer complaints may be directed to our Participant Relations Unit, P.O. Box 1259, Charlotte, NC 28201-1259, telephone 800 842-2776.

FINANCIAL STATEMENTS

The financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited statutory-basis financial statements of TIAA follow. The full audited statutory-basis financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 877 518-9161.

The financial statements of TIAA should be distinguished from the financial statements of the Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Account.

ADDITIONAL DEVELOPMENTS

Mr. William H. Waltrip, a trustee of TIAA, and Professor Stephen A. Ross, a trustee of the TIAA-CREF registered investment companies (the “Funds”), resigned from their respective boards on November 30, 2004.

On August 1, 2003, the valuation practice, a non-auditing practice of Ernst & Young LLP (“E&Y”), the independent auditor to TIAA and the Funds, entered into an agreement with a company owned by the two trustees among others, a majority of which was owned by Professor Ross. The business relationship was created to develop intellectual property and related services to value corporate stock options. The aggregate amount paid by E&Y to the company under this agreement was approximately $1.33 million of which Professor Ross received, or will receive, approximately $335,000 (of which $60,000 represented reimbursement of expenses and $25,000 represented repayment of a loan he made to the company). Mr. Waltrip indicated that he had not received any payment from the company. The agreement and business activity thereunder was terminated on August 20, 2004, and a dissolution agreement was signed as of November 17, 2004.

On August 9, 2004, E&Y informed TIAA and the Funds that the business relationship between E&Y and the company owned by the trustees was not in accordance with the auditor independence standards of Regulation S-X and the Public Company Accounting Oversight Board. E&Y also notified the SEC and the Audit Committees of TIAA and the Funds of this business relationship. The Audit Committees consist entirely of independent trustees having no business relationships with TIAA, the Funds or E&Y.

The Audit Committees and the Boards of Trustees of TIAA and the Funds, and E&Y, each determined that the trustees’ business relationship with E&Y did not compromise E&Y’s

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independence from either TIAA or the Funds or the integrity or objectivity of the respective audits for 2003 and 2004. This determination was based on, among other things, the fact that the E&Y audit team was not aware of the business relationship when they issued the 2003 audit opinions on the financial statements of TIAA and the Funds and the business activity under the agreement was ceased in 2004 upon identification of the matter. Professor Ross and Mr. Waltrip had no other functions or responsibilities as Board members that would have caused them to have direct dealings with the E&Y audit team. Professor Ross and Mr. Waltrip were not members of the Audit Committees.

TIAA and/or the Funds have taken steps to ensure that their respective trustees will identify promptly any business relationships that may bring the independence of the outside auditors into question. These steps include revising their officers and trustees questionnaires, improving the questionnaire review process, receiving quarterly auditor independence certifications, and enhancing continuing education for all trustees regarding SEC matters.

In November 2004, TIAA and the Funds initiated a request for proposal process which was recently completed to seek accounting firms with the requisite capacity and expertise to perform their respective 2005 audits. In connection with this process, Professor Martin J. Gruber, the Chairman of the Funds, informed the Boards of the Funds that in 1999, he entered into a one-year contract to participate in an academic advisory program sponsored by a non-auditing practice of E&Y. The purpose of the program was to organize conferences, develop publications, and consult on engagements as an expert in his field. Professor Gruber advised the Boards of the Funds that the program was ended before it was launched and the contract expired in 2000.

Based on the facts described above, the Audit Committees and the Boards of Trustees of TIAA and the Funds, and E&Y, determined that Professor Gruber’s contract did not impair the audit independence of E&Y’s audit work for TIAA-CREF or the integrity or objectivity of the respective audits. But in keeping with TIAA-CREF’s current standards of auditor independence, Professor Gruber resigned from the Boards of the Funds. Nancy L. Jacob has been elected as Chairman of the Boards of the Funds.

On February 28, 2005, TIAA and the Funds determined and E&Y agreed that the audit relationship between E&Y and TIAA, and the Funds will cease. E&Y has substantially completed its audit work for TIAA and the Funds for their respective 2004 audits.

At a meeting held on February 28, 2005, the Audit Committees of TIAA and the Funds, along with the respective Boards of Trustees, approved the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for these entities for their 2005. Upon completion of PricewaterhouseCoopers’ customary client acceptance procedures, an engagement letter was executed.

On December 6, 2004, the staff of the SEC informed TIAA and the Funds that it is conducting an informal inquiry into the E&Y auditor independence matter. TIAA and the Funds are fully cooperating with the SEC staff in connection with the informal inquiry.

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INDEX TO FINANCIAL STATEMENTS

TIAA REAL ESTATE ACCOUNT

Audited Financial Statements:

71	Report of Management Responsibility
72	Report of the Audit Committee
74	Statements of Assets and Liabilities
75	Statements of Operations
76	Statements of Changes in Net Assets
77	Statements of Cash Flows
78	Notes to Financial Statements
85	Statement of Investments
94	Report of Independent Registered Public Accounting Firm

Proforma Condensed Financial Statements:

95	Proforma Condensed Statement of Assets and Liabilities (unaudited)
96	Proforma Condensed Statement of Operations (unaudited)
97	Notes to Proforma Condensed Financial Statements (unaudited)

Property Financial Statements:

98	3111 Camino del Rio North, San Diego, CA
98	Independent Auditors’ Report
99	Statement of Revenues and Certain Expenses
99	Notes to Statement of Revenues and Certain Expenses

101	30721 and 30699 Russell Ranch Road, Westlake Village, CA
101	Independent Auditors’ Report
102	Statement of Revenues and Certain Expenses
102	Notes to Statement of Revenues and Certain Expenses

104	Four Oaks Place, Houston, TX
104	Independent Auditors’ Report
105	Statement of Revenues and Certain Expenses
105	Notes to Statement of Revenues and Certain Expenses

107	1900 K Street, NW, Washington DC
107	Independent Auditors’ Report
108	Statement of Revenues and Certain Expenses
108	Notes to Statement of Revenues and Certain Expenses

110	1001 Pennsylvania Ave., NW, Washington DC
110	Independent Auditors’ Report
111	Statement of Revenues and Certain Expenses
111	Notes to Statement of Revenues and Certain Expenses

113	50 Fremont Street, San Francisco, CA
113	Independent Auditors’ Report
114	Statement of Revenues and Certain Expenses
114	Notes to Statement of Revenues and Certain Expenses

116	IDX Tower, 925 Fourth Avenue, Seattle, WA
116	Independent Auditors’ Report
117	Statement of Revenues and Certain Expenses
117	Notes to Statement of Revenues and Certain Expenses

119	JV with IDI—Industrial Portfolio
119	Independent Auditors’ Report
120	Statement of Revenues and Certain Expenses
121	Notes to Statement of Revenues and Certain Expenses

123	99 High Street, Boston, MA
123	Independent Auditors’ Report
124	Notes to Statement of Revenues and Certain Expenses
126	Statement of Revenues and Certain Expenses

127	8270 Greensboro Drive, Tysons Corner, Virginia
127	Independent Auditors’ Report
128	Notes to Statement of Revenues and Certain Expenses
130	Statement of Revenues and Certain Expenses

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

131	Condensed Statutory–Basis Financial Statements
133	Supplemental Information to Condensed Statutory-Basis Financial Statements

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Report of management responsibility

To the Participants of the TIAA Real Estate Account:

The accompanying financial statements of the TIAA Real Estate Account (“Account”) of Teachers Insurance and Annuity Association of America (“TIAA”) are the responsibility of TIAA’s management. They have been prepared in accordance with U.S. generally accepted accounting principles and have been presented fairly and objectively in accordance with such principles.

TIAA has established and maintains a sound system of internal controls and disclosure controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management’s authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA’s internal audit personnel provide a continuing review of the internal controls and operations of the Account, and the chief audit executive regularly reports to the Committee of the TIAA Board of Trustees.

The accompanying financial statements have been audited by the independent registered public accounting firm of Ernst & Young LLP. To maintain auditor independence and avoid any conflict of interest, it continues to be the Account’s policy that any management advisory or consulting services be obtained from a firm other than the external financial audit firm. The report of the independent registered public accounting firm, which follows the statements of investments, expresses an independent opinion on the fairness of presentation of these financial statements.

The Audit Committee of the TIAA Board of Trustees, consisting entirely of trustees who are not officers of TIAA, meets regularly with management, representatives of Ernst & Young LLP and internal audit personnel to review matters relating to financial reporting, internal controls and auditing. In addition to the annual audit of the Account’s financial statements by the independent registered public accounting firm, the New York State Insurance Department and other state insurance departments perform periodic examinations of the Account’s operations.

See note 1 of the financial statements and section 9A of this form 10-K for disclosure relating to the Account’s restated accounting for joint ventures.

Herbert M. Allison, Jr.           Elizabeth A. Monrad

Chairman, President and          Executive Vice President and

Chief Executive Officer             Chief Financial Officer

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Report of the Audit committee

To the Participants of the TIAA Real Estate Account:

The TIAA Audit Committee (“Committee”) oversees the financial reporting process of the TIAA Real Estate Account (“Account”) on behalf of TIAA’s Board of Trustees. The Committee operates in accordance with a formal written charter (copies of which are available upon request) which describes the Audit Committee’s responsibilities. All members of the Committee are independent, as defined under the listing standards of the New York Stock Exchange.

Management has the primary responsibility for the Account’s financial statements, development and maintenance of a strong system of internal controls and disclosure controls, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal auditing group and the independent auditing firm in connection with their respective audits of the Account. The Committee also meets regularly with the internal and independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of financial reporting. As required by its charter, the Committee will evaluate rotation of the external financial audit firm whenever circumstances warrant, but in no event will the evaluation be later than between their fifth and tenth years of service.

The Committee reviewed and discussed the accompanying audited financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements. The Committee has also discussed the audited financial statements with Ernst & Young LLP, the independent registered public accounting firm responsible for expressing an opinion on the conformity of these audited financial statements with U.S. generally accepted accounting principles.

The discussion with Ernst & Young LLP focused on their judgments concerning the quality and appropriateness of the accounting principles and financial reporting practices followed by the Account, the clarity and completeness of the financial statements and related disclosures, and other significant matters, such as any significant changes in accounting policies, internal controls, management judgments and estimates, and the nature of any uncertainties or unusual transactions. In addition, the Committee discussed with Ernst & Young LLP the auditors’ independence from management and the Account, and has received a written disclosure regarding such independence, as required by the Independence Standards Board.

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Report of the Audit committee     continued

Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited financial statements for publication and filing with appropriate regulatory authorities.

Rosalie J. Wolf, Audit Committee Chair

Donald K. Peterson, Audit Committee Member

Leonard S. Simon, Audit Committee Member

David F. Swensen, Audit Committee Member

Paul R. Tregurtha, Audit Committee Member

April 15, 2005

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Statements of assets and liabilities | TIAA Real Estate Account

December 31,	2004	2003

ASSETS		Restated
Investments, at value:
Real estate properties
(cost: $5,315,565,355 and $3,189,651,612)	$5,391,469,250	$3,094,851,529
Real estate joint ventures and limited partnerships
(cost: $1,084,222,416 and $887,567,089)	1,288,715,399	930,475,703
Marketable securities:
Real estate related
(cost: $326,109,979 and $295,835,312)	369,744,168	318,251,737
Other
(cost: $676,124,265 and $435,725,426)	675,989,673	435,720,073

Total investments
(cost: $7,402,022,015 and $4,808,779,439)	7,725,918,490	4,779,299,042
Due from investment advisor	4,185,034	1,524,900
Other	113,876,400	86,265,785

TOTAL ASSETS	7,843,979,924	4,867,089,727

LIABILITIES
Mortgage notes payable (Note 6)	499,479,256	—
Amounts due to bank	231,476	1,015,345
Accrued real estate property level expenses	84,959,882	59,514,551
Security deposits held	13,759,324	13,137,670

TOTAL LIABILITIES	598,429,938	73,667,566

NET ASSETS
Accumulation Fund	7,015,717,162	4,621,918,975
Annuity Fund	229,832,824	171,503,186

TOTAL NET ASSETS	$7,245,549,986	$4,793,422,161

NUMBER OF ACCUMULATION UNITS OUTSTANDING—Notes 7 and 8	33,337,597	24,724,183

NET ASSET VALUE, PER ACCUMULATION UNIT—Note 7	$ 210.44	$ 186.94

74 | Prospectus TIAA Real Estate Account	SEE NOTES TO FINANCIAL STATEMENTS

Statements of operations | TIAA Real Estate Account

Years Ended December 31,	2004	2003	2002

INVESTMENT INCOME		Restated	Restated
Real estate income, net:
Rental income	$397,198,276	$361,616,650	$300,961,658

Real estate property level expenses and taxes:
Operating expenses	100,991,997	87,238,469	64,373,269
Real estate taxes	55,946,418	49,440,101	37,589,704
Interest expense	830,361	—	—

Total real estate property level expenses	157,768,776	136,678,570	101,962,973

Real estate income, net	239,429,500	224,938,080	198,998,685
Income from real estate joint ventures	57,275,242	31,989,569	17,077,072
Dividends	26,568,264	12,240,166	12,891,207
Interest	15,055,451	7,221,765	13,546,694

TOTAL INCOME	338,328,457	276,389,580	242,513,658

EXPENSES—NOTE 2:
Investment advisory charges	14,393,388	12,751,191	9,495,736
Administrative and distribution charges	16,372,446	14,786,580	10,390,705
Mortality and expense risk charges	4,093,858	2,916,880	2,430,240
Liquidity guarantee charges	1,868,733	1,199,414	987,655

TOTAL EXPENSES	36,728,425	31,654,065	23,304,336

INVESTMENT INCOME, NET	301,600,032	244,735,515	219,209,322

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Realized gain on:
Real estate properties	13,827,432	32,598,548	3,457,196
Marketable securities	47,375,999	7,692,266	6,926,085

Total realized gain on investments	61,203,431	40,290,814	10,383,281

Net change in unrealized appreciation (depreciation) on:
Real estate properties	170,703,978	(37,639,368)	(94,447,265)
Real estate joint ventures and limited partnerships	161,584,369	23,914,271	(5,781,360)
Marketable securities	21,088,525	32,271,654	(13,121,940)

Net change in unrealized appreciation (depreciation) on investments	353,376,872	18,546,557	(113,350,565)

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS	414,580,303	58,837,371	(102,967,284)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$716,180,335	$303,572,886	$116,242,038

SEE NOTES TO FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 75

Statements of changes in net assets | TIAA Real Estate Account

Years Ended December 31,	2004	2003	2002

FROM OPERATIONS		Restated	Restated
Investment income, net	$ 301,600,032	$ 244,735,515	$ 219,209,322
Net realized gain on investments	61,203,431	40,290,814	10,383,281
Net change in unrealized appreciation (depreciation) on investments	353,376,872	18,546,557	(113,350,565)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	716,180,335	303,572,886	116,242,038

FROM PARTICIPANT TRANSACTIONS
Premiums	738,048,183	515,435,665	395,464,695
Net transfers from (to) TIAA	147,340,801	30,198,200	(158,282,438)
Net transfers from CREF Accounts	1,041,124,402	403,594,402	222,981,242
Annuity and other periodic payments	(30,761,316)	(22,213,682)	(18,024,403)
Withdrawals and death benefits	(159,804,580)	(113,153,870)	(96,059,751)

NET INCREASE IN NET ASSETS RESULTING
FROM PARTICIPANT TRANSACTIONS	1,735,947,490	813,860,715	346,079,345

NET INCREASE IN NET ASSETS	2,452,127,825	1,117,433,601	462,321,383
NET ASSETS
Beginning of year	4,793,422,161	3,675,988,560	3,213,667,177

End of year	$7,245,549,986	$4,793,422,161	$3,675,988,560

76 | Prospectus TIAA Real Estate Account	SEE NOTES TO FINANCIAL STATEMENTS

Statements of cash flows | TIAA Real Estate Account

Years Ended December 31,	2004	2003	2002

		Restated	Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations	$ 716,180,335	$ 303,572,886	$ 116,242,038
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of real estate properties	(1,690,454,136)	(326,513,028)	(787,775,872)
Capital improvements on real estate properties	(37,811,864)	(26,697,465)	(15,639,940)
Proceeds from sale of real estate properties	113,765,000	187,225,000	26,050,000
Decrease (increase) in other investments	(648,107,782)	(958,290,679)	244,681,644
Increase in other assets	(30,270,749)	(19,808,324)	(23,978,952)
Increase (decrease) in amounts due from bank	(783,869)	1,015,345	—
Increase in accrued real estate property level expenses	25,445,331	18,678,441	1,240,795
Increase in security deposits held	621,654	1,419,425	2,950,569
Decrease in other liabilities	—	—	(618,289)
Net realized gain on real estate properties	(13,827,432)	(32,598,548)	(3,457,196)
Unrealized (gain) loss on real estate properties	(170,703,978)	37,639,368	94,447,265

NET CASH USED IN OPERATING ACTIVITIES	(1,735,947,490)	(814,357,579)	(345,857,938)

CASH FLOWS FROM PARTICIPANT TRANSACTIONS
Premiums	738,048,183	515,435,665	395,464,695
Net transfers from (to) TIAA	147,340,801	30,198,200	(158,282,438)
Net transfers from CREF Accounts	1,041,124,402	403,594,402	222,981,242
Annuity and other periodic payments	(30,761,316)	(22,213,682)	(18,024,403)
Withdrawals and death benefits	(159,804,580)	(113,153,870)	(96,059,751)

NET CASH PROVIDED BY PARTICIPANT TRANSACTIONS	1,735,947,490	813,860,715	346,079,345

NET INCREASE (DECREASE) IN CASH	—	(496,864)	221,407
CASH
Beginning of year	—	496,864	275,457
End of year	$ —	$ —	$ 496,864

Supplemental disclosure: Cash paid for interest	$ 121,408	$ —	$ —

Non–cash activity: Debt assumed upon purchase of real estate	$ 499,479,256	$ —	$ —

SEE NOTES TO FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 77

Notes to financial statements | TIAA Real Estate Account

Note 1—Significant Accounting Policies

The TIAA Real Estate Account (“Account”) is a segregated investment account of Teachers Insurance and Annuity Association of America (“TIAA”) and was established by resolution of TIAA’s Board of Trustees on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account holds real estate properties directly and through wholly owned subsidiaries. The Account also holds interests in joint ventures and limited partnerships that own real estate. The Account also invests in publicly traded securities and other instruments to maintain adequate liquidity for operating expenses, capital expenditures and to make benefit payments. The financial statements were prepared in accordance with U.S. generally accepted accounting principles which may require the use of estimates made by management. Actual results may vary from those estimates. The following is a summary of the significant accounting policies of the Account.

Basis of Presentation: The accompanying financial statements include the Account and those subsidiaries wholly owned by TIAA for the benefit of the Account. All significant intercompany accounts and transactions have been eliminated in consolidation.

Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgement because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. The independent fiduciary, The Townsend Group, must approve all independent appraisers used by the Account. The independent fiduciary can also require additional appraisals if it believes that a property’s value has changed materially or otherwise to assure that the Account is valued correctly. TIAA’s appraisal staff performs a valuation review of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation review or appraisal. Real estate properties subject to a mortgage are generally valued as described; however, the value of the property may be adjusted if it is determined that the fair value of the outstanding debt could have a material effect on the equity investment value of the property. The independent fiduciary reviews and approves any such valuation adjustments which exceed certain prescribed limits before such adjustments are recorded by the Account. The Account continues to use the revised value to calculate the Account’s net asset value until the next valuation review or appraisal.

78   | Prospectus     TIAA Real Estate Account

Notes to financial statements      continued

Valuation of Real Estate Joint Ventures: Real estate joint ventures are stated at the Account’s equity in the net assets of the underlying entities, which value their real estate holdings and mortgage notes payable at fair value.

Valuation of Marketable Securities: Equity securities listed or traded on any national market or exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Debt securities, other than money market instruments, are valued at the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). Money market instruments, with maturities of one year or less, are valued in the same manner as debt securities or derived from a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. Portfolio securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole.

Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined.

Income from joint ventures is recorded based on the Accounts’ proportional interest in the income earned by the joint venture that has been distributed from the joint venture to the Account.

Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date or as soon as the Account is informed of the dividend. Realized gains and losses on securities transactions are accounted for on the specific identification method.

Change in Accounting Policy: Effective January 1, 2003, the Account changed the method by which realized gains and losses on securities transactions are calculated from the average cost method to the specific identification method. This change was made in order to conform more closely with industry standards. For the Account, the effect of this change for the year ended December 31, 2003, was to increase net realized gain by $391,221 and decrease net unrealized gain by $391,221. There was no impact on investment income-net and no impact on the increase in net assets resulting from operations or on total net assets.

TIAA Real Estate Account       Prospectus | 79

Notes to financial statements      continued

Federal Income Taxes: Based on provisions of the Internal Revenue Code, the Account is taxed as a segregated asset account of TIAA. The Account should incur no material federal income tax attributable to the net investment experience of the Account.

Restatement and Reclassifications: In prior years’ financial statements, the Account had consolidated joint ventures in which it held a majority financial interest and had joint control over significant decisions with its minority partner. It was determined that such investments should not have been consolidated because the Account did not have a majority of the voting rights to control significant decisions. As a result, the Account has restated its 2003 and 2002 financial statements to conform to the 2004 treatment, which reflects the Account’s equity in the net assets and operations of the underlying entities. This restatement did not affect the Account’s total net assets, net asset value per accumulation unit, net increase in net assets resulting from operations nor the Account’s total return, as previously reported in the Account’s 2003 and 2002 financial statements, but did result in a reduction in (a) total assets of approximately $299 million, (b) liabilities of $9 million, and (c) minority interest of $290 million as of December 31, 2003. In addition, the Account changed the presentation of operating results to eliminate discontinued operations reporting, which more appropriately reflects the Account’s business activities. Other certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation.

Note 2—Management Agreements

Investment advisory services for the Account are provided by TIAA employees, under the direction of TIAA’s Board of Trustees and its Investment Committee, pursuant to investment management procedures adopted by TIAA for the Account. TIAA’s investment management decisions for the Account are also subject to review by the Account’s independent fiduciary. TIAA also provides all portfolio accounting and related services for the Account.

Distribution and administrative services for the Account are provided by TIAA-CREF Individual & Institutional Services, LLC (“Services”) pursuant to a Distribution and Administrative Services Agreement with the Account. Services, a wholly owned subsidiary of TIAA, is a registered broker-dealer and member of the National Association of Securities Dealers, Inc.

The services performed by TIAA and Services are provided at cost. TIAA and Services receive payments from the Account on a daily basis according to formulas established each year with the objective of keeping the payments as close as possible to the Account’s actual expenses. Any differences between actual expenses and the amounts paid are adjusted quarterly.

TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account’s cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

80   | Prospectus     TIAA Real Estate Account

Notes to financial statements      continued

Note 3—Real Estate Properties

Had the Account’s real estate properties that were purchased during the year ended December 31, 2004, been acquired at the beginning of the year (January 1, 2004), rental income and real estate property level expenses for the year ended December 31, 2004, would have increased by approximately $213,430,000 (unaudited) and $107,023,000 (unaudited), respectively. Accordingly, the total pro forma effect on the Account’s net investment income for the year ended December 31, 2004, would have been an increase of approximately $106,407,000 (unaudited), if the real estate properties acquired during the year ended December 31, 2004, had been acquired at the beginning of 2004.

Had the Account’s real estate properties that were purchased during the years ended December 31, 2004 and 2003 been acquired at the beginning of the year (January 1, 2003), rental income and real estate property level expenses for the year ended December 31, 2003, would have increased by approximately $341,466,000 (unaudited) and $158,647,000 (unaudited), respectively. Accordingly, the total pro forma effect on the Account’s net investment income for the year ended December 31, 2003, would have been an increase of approximately $182,819,000 (unaudited), if the real estate properties acquired during the year ended December 31, 2004 and 2003 had been acquired at the beginning of 2003.

Note 4—Leases

The Account’s real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2104. Aggregate minimum annual rentals for the properties owned, excluding short-term residential and storage facility leases, are as follows:

Year Ending December 31,

2005	$ 399,730,000
2006	366,340,000
2007	326,901,000
2008	283,956,000
2009	238,290,000
2010–2104	766,612,000

Total	$2,381,829,000

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

Note 5—Investment in Joint Ventures

The Account owns several real estate properties through joint ventures and receives distributions and allocations of profits and losses from the joint ventures based on the Account’s ownership interest percentages. Several of these joint ventures have mortgage notes payable on the properties owned. The Account’s allocated portion of the mortgage notes payable at December 31, 2004, is $345,136,785. The Accounts’ equity in the joint ventures at December 31, 2004 and 2003 was $1,257,893,004 and $888,244,865, respectively. A condensed summary of the financial position and results of operations of the joint ventures is shown below.

TIAA Real Estate Account       Prospectus | 81

Notes to financial statements      continued

	December 31, 2004	December 31, 2003	December 31, 2002

		Restated	Restated
Assets
Real estates properties, at value	$2,760,426,300	$1,840,559,367	$1,186,400,133
Other assets	55,021,655	37,618,311	24,058,148

Total assets	$2,815,447,955	$1,878,177,678	$1,210,458,281

Liabilities and Equity
Mortgages notes payable	$ 618,773,569	$ 436,448,116	$ 385,456,582
Other liabilities	47,389,201	26,093,694	17,600,691

Total liabilities	666,162,770	462,541,810	403,057,273
Equity	2,149,285,185	1,415,635,868	807,401,008

Total liabilities and equity	$2,815,447,955	$1,878,177,678	$1,210,458,281

	Year Ended	Year Ended	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002

		Restated	Restated
Operating Revenues and Expenses
Revenues	$250,697,181	$145,432,123	$103,757,341
Expenses	122,017,640	77,571,384	58,777,363

Excess of revenues over expenses	$128,679,541	$67,860,739	$44,979,978

Note 6—Mortgage Notes Payable

At December 31, 2004, the Account had mortgage notes payable on four properties as follows:

Property	Interest Rate	Amount	Due

50 Fremont	6.40% paid monthly	$135,000,000	August 21, 2013
Ontario Industrial Portfolio	7.42% paid monthly	9,479,256*	May 1, 2011
IDX Tower	6.40% paid monthly	145,000,000	August 21, 2013
1001 Pennsylvania Ave	6.40% paid monthly	210,000,000	August 21, 2013

Total		$499,479,256

*	Principal payments due monthly with balloon payment of $8,127,115 due on May 1, 2011. Principal on mortgage notes payable is due as follows:

Amount

2005	$ 173,361
2006	186,862
2007	201,415
2008	215,163
2009	233,858
Thereafter	498,468,597

Total	$499,479,256

82   | Prospectus     TIAA Real Estate Account

Notes to financial statements      continued

Note 7—Condensed Financial Information

Selected condensed financial information for an Accumulation Unit of the Account is presented below.

	Years Ended December 31,

	2004	2003	2002	2001	2000

		Restated	Restated
Per Accumulation Unit data:
Rental income	$13.422	$15.584	$14.225	$14.862	$14.530
Real estate property level expenses	5.331	5.890	4.819	4.754	4.674

Real estate income, net	8.091	9.694	9.406	10.108	9.856
Income from real estate joint ventures	1.935	1.379	0.807	0.130	0.056
Dividends and interest	1.406	0.839	1.249	1.950	2.329

Total income	11.432	11.912	11.462	12.188	12.241
Expense charges(1)	1.241	1.365	1.101	0.995	0.998

Investment income, net	10.191	10.547	10.361	11.193	11.243
Net realized and unrealized gain (loss) on investments	13.314	2.492	(4.621)	(1.239)	3.995

Net increase in Accumulation Unit Value	23.505	13.039	5.740	9.954	15.238
Accumulation Unit Value:
Beginning of year	186.939	173.900	168.160	158.206	142.968

End of year	$210.444	$186.939	$173.900	$168.160	$158.206

Total return	12.57%	7.50%	3.41%	6.29%	10.66%
Expenses(1)	0.63%	0.76%	0.67%	0.61%	0.67%
Investment income, net	5.17%	5.87%	5.65%	6.81%	7.50%
Portfolio turnover rate:
Real estate properties	2.32%	5.12%	0.93%	4.61%	3.87%
Securities	143.47%	71.83%	52.08%	40.62%	32.86%
Thousands of Accumulation Units outstanding at end of year	33,338	24,724	20,347	18,456	14,605

(1)	Expense charges per Accumulation Unit and the Ratio of Expenses to Average Net Assets exclude real estate property level expenses. If the real estate property level expenses were included, the expense charge per Accumulation Unit for the year ended December 31, 2004, would be $6.572 ($7.255, $5.920, $5.749 and $5.672 for the years ended December 31, 2003, 2002, 2001 and 2000, respectively), and the Ratio of Expenses to Average Net Assets for the year ended December 31, 2004, would be 3.33% (4.04%, 3.61%, 3.50% and 3.79% for the years ended December 31, 2003, 2002, 2001 and 2000, respectively).

TIAA Real Estate Account       Prospectus | 83

Notes to financial statements      continued

Note 8—Accumulation Units

Changes in the number of Accumulation Units outstanding were as follows:

	For the Years Ended December 31,

	2004	2003	2002

Accumulation Units:
Credited for premiums	3,746,093	2,860,354	2,310,355
Credited (cancelled) for transfers, net disbursements
and amounts applied to the Annuity Fund	4,867,321	1,517,133	(420,104)
Outstanding:
Beginning of year	24,724,183	20,346,696	18,456,445

End of year	33,337,597	24,724,183	20,346,696

Note 9—Commitments

During the normal course of business, the Account enters into discussions and agreements to purchase or sell real estate properties. As of December 31, 2004, the Account had one outstanding commitment to purchase an industrial property for approximately $18 million and another commitment to sell an industrial property for approximately $3.5 million.

At December 31, 2004, the Account had commitments to invest in three limited partnerships over the next three years totalling approximately $51 million.

84   | Prospectus     TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003

	VALUE

LOCATION/DESCRIPTION	2004	2003

		RESTATED
REAL ESTATE PROPERTIES—69.78% AND 64.76%
ARIZONA:
Biltmore Commerce Center—Office building	$ 34,104,182	$ 28,639,089
Mountain RA Industrial Portfolio—Industrial building	5,513,947	—
CALIFORNIA:
3 Hutton Centre Drive—Office building	41,106,333	39,991,353
9 Hutton Centre—Office building	23,169,449	20,343,676
50 Fremont—Office building	323,264,602(A)	—
88 Kearny Street—Office building	69,026,718	62,541,205
Capitol Place—Office building	42,400,000	38,805,345
Centerside I—Office building	65,037,900	—
Center Pointe and Valley View—Industrial building	25,329,023	—
Eastgate Distribution Center—Industrial building	18,800,000	16,600,000
Kenwood Mews—Apartments	27,700,000	22,700,000
Larkspur Courts—Apartments	66,000,000	55,000,000
The Legacy at Westwood—Apartments	90,750,000	84,400,000
Northern California RA Industrial Portfolio—Industrial building	59,169,642	—
Northpoint Commerce Center—Industrial building	46,000,000	41,800,000
Ontario Industrial Portfolio—Industrial building	187,079,256(A)	117,500,000
Regents Court—Apartments	56,700,000	49,600,000
Southern California RA Industrial Portfolio—Industrial building	89,097,299	—
Westcreek—Apartments	28,161,865	22,000,000
West Lake North Business Park—Office building	50,021,000	—
Westwood Marketplace—Shopping center	80,019,410	74,000,000
COLORADO:
The Lodge at Willow Creek—Apartments	32,201,274	31,698,947
The Market at Southpark—Shopping center	33,522,400	—
Monte Vista—Apartments	22,501,650	20,600,000
CONNECTICUT:
Ten & Twenty Westport Road—Office building	148,000,000	144,000,000
DELAWARE:
Mideast RA Industrial Portfolio—Industrial building	16,543,121	—
FLORIDA:
701 Brickell—Office building	177,000,000	177,009,565
4200 West Cypress Street—Office building	33,900,000	32,824,935
Doral Pointe—Apartments	—	42,600,000
Golfview—Apartments.	28,543,437	27,750,000
The Fairways of Carolina—Apartments	18,100,000	18,000,000
The Greens at Metrowest—Apartments	14,623,330	14,000,000
Maitland Promenade One—Office building	36,053,639	35,192,924
Plantation Grove—Shopping center	11,200,000	9,100,000
Pointe on Tampa Bay—Office building	40,551,310	42,100,000
Quiet Waters at Coquina Lakes—Apartments	19,200,000	18,800,000
Royal St. George—Apartments	19,400,000	17,700,000
Sawgrass Office Portfolio—Office building	52,000,000	45,400,000
South Florida Apartment Portfolio—Apartments	47,700,000	46,700,000

TIAA Real Estate Account       Prospectus | 85

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003	continued

	VALUE

LOCATION/DESCRIPTION	2004	2003

		RESTATED
GEORGIA:
Alexan Buckhead—Apartments	$ 37,500,000	$ 41,000,000
Atlanta Industrial Portfolio—Industrial building	37,750,840	37,300,000
ILLINOIS:
Chicago Caleast Industrial Portfolio—Industrial building	42,000,000	40,232,195
Chicago Industrial Portfolio—Industrial building	70,002,239	59,292,310
Columbia Center III—Office building	28,900,000	30,000,000
East North Central RA Industrial Portfolio—Industrial building	23,734,331	—
Oak Brook Regency Towers—Office building	68,400,000	67,300,000
Parkview Plaza—Office building	48,700,000	50,400,000
Rolling Meadows—Shopping center	15,750,000	13,550,000
KENTUCKY:
IDI Kentucky Portfolio—Industrial building	49,000,000	52,000,000
MARYLAND:
Corporate Boulevard—Office building	65,038,710	69,500,000
FEDEX Distribution Facility—Industrial building	8,200,000	7,600,000
Longview Executive Park—Office building	—	22,200,000
MASSACHUSETTS:
Batterymarch Park II—Office building	10,700,000	10,000,000
Longwood Towers—Apartments	82,500,000	76,400,000
Needham Corporate Center—Office building	15,030,046	12,544,934
Northeast RA Industrial Portfolio—Industrial building	33,110,903	—
MICHIGAN:
Indian Creek—Apartments	18,825,000	17,700,000
MINNESOTA:
Interstate Crossing—Industrial building	7,300,000	6,345,000
River Road Distribution Center—Industrial building	4,600,000	4,150,000
NEVADA:
UPS Distribution Facility—Industrial building	12,900,000	11,500,000
NEW JERSEY:
10 Waterview Boulevard—Office building	26,400,000	27,000,000
371 Hoes Lane—Office building	10,666,570	8,500,000
Konica Photo Imaging Headquarters—Industrial building	21,200,000	18,500,000
Morris Corporate Center III—Office building	82,300,000	90,000,000
NJ Caleast Industrial Portfolio—Industrial building	39,300,000	39,843,924
South River Road Industrial—Industrial building	34,900,000	31,000,000
NEW YORK:
780 Third Avenue—Office building	197,000,000	180,000,000
The Colorado—Apartments	58,156,056	54,008,059
NORTH CAROLINA:
The Lynnwood Collection—Shopping center	—	8,100,000
The Millbrock Collection—Shopping center	—	7,000,000
OHIO:
Bent Tree—Apartments	13,600,000	13,000,000
Columbus Portfolio—Office building	21,500,000	22,000,000
Northmark Business Center I—Office building	—	5,200,000

86   | Prospectus     TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003

	VALUE

LOCATION/DESCRIPTION	2004	2003

		RESTATED
OREGON:
Five Centerpointe—Office building	$ 14,500,000	$ 13,850,797
PENNSYLVANIA:
Lincoln Woods—Apartments	31,472,870	26,704,000
TENNESSEE:
Memphis Caleast Industrial Portfolio—Industrial building	47,400,000	43,036,559
Summit Distribution Center—Industrial building	23,800,000	21,961,420
TEXAS:
Butterfield Industrial Park—Industrial building (B)	4,600,000	4,506,687
Dallas Industrial Portfolio—Industrial building	138,500,000	138,000,000
Four Oaks Place—Office building	255,357,238	—
The Legends at Chase Oaks—Apartments	27,051,851	26,000,000
UTAH:
Landmark at Salt Lake City (Building #4)—Industrial building	12,500,000	12,500,000
VIRGINIA:
Ashford Meadows—Apartments	68,000,000	62,000,000
Fairgate at Ballston—Office building	28,500,017	28,400,000
Monument Place—Office building	37,000,000	33,334,338
One Virginia Square—Office building	42,500,000	—
WASHINGTON:
Northwest RA Industrial Portfolio—Industrial building	19,438,852	—
Rainier Corporate Park—Industrial building	56,035,878	53,994,267
IDX Tower—Office building	347,978,282(A)	—
WASHINGTON DC:
1001 Pennsylvania Avenue—Office building	466,424,940(A)	—
1015 15th Street—Office building	59,000,134	54,300,000
1900 K Street—Office building	219,453,706	—
Mazza Gallerie—Shopping center	81,000,000	—
The Farragut Building—Office building	46,500,000	45,700,000

TOTAL REAL ESTATE PROPERTIES
(Cost $5,315,565,355 and $3,189,651,612)	5,391,469,250	3,094,851,529

REAL ESTATE JOINT VENTURES AND LIMITED PARTNERSHIPS—16.68% AND 19.47%
REAL ESTATE JOINT VENTURES(C)—16.28% AND 18.59%
Bisys Crossings I, LLC which owns
BISYS Fund Services Building—(96% Account interest)	34,751,940	34,084,331
CA—Treat Towers LP which owns
Treat Towers (75% Account interest)	88,524,364	84,885,111
Teachers REA LLC which owns Cabot Industrial Portfolio
(100% Account interest in 2004, 80% in 2003)	60,600,000	41,563,029
Colorado Center Limited Partnership which owns
Colorado Center (50% Account interest)	222,702,820	—
Florida Mall Association, Ltd. which owns
The Florida Mall (50% Account interest)	162,632,565	99,279,653

TIAA Real Estate Account       Prospectus | 87

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003	continued

	VALUE

LOCATION/DESCRIPTION	2004	2003

		RESTATED
GA—Buckhead LLC which owns
Prominence in Buckhead (75% Account interest)	$ 80,618,771	$ 69,391,790
IL—161 Clark Street LLC which owns
161 North Clark Street (75 % Account interest)	157,282,972	156,716,487
One Boston Place Real Estate Investment Trust which owns
Mellon Financial Center at One Boston Place
(50.25% Account interest)	139,382,942	128,491,210
Storage Portfolio I, LLC which owns
Storage Portfolio I located throughout the U.S. (75% Account interest)	50,430,399	132,090,895
Strategic Industrial Properties I, LLC which owns
IDI National Portfolio located throughout the U.S.
(60% Account interest)	64,041,442	—
Teachers REA IV, LLC, which owns
Tyson’s Executive Plaza II (50% Account interest)	27,894,742	25,577,096
West Dade County Associates which owns
Miami International Mall (50% Account interest)	61,577,257	39,789,620
West Town Mall Joint Venture which owns
West Town Mall (50% Account interest)	107,452,790	76,375,643

TOTAL REAL ESTATE JOINT VENTURE
(Cost $1,060,788,631 and $845,228,277)	1,257,893,004	888,244,865

LIMITED PARTNERSHIPS—0.40% AND 0.88%
Essex Apartment Value Fund, L.P. (10% Account Interest)	11,434,495	20,864,368
Heitman Value Partners, LP (8.43% Account Interest)	3,766,214	—
MONY/Transwestern Mezzanine Realty Partners II LLC (16.10% Account Interest)	3,134,952	—
MONY/Transwestern Mezzanine Realty Partners L.P.
(19.76% Account Interest)	12,486,734	21,366,470

TOTAL LIMITED PARTNERSHIP
(Cost $24,931,845 and $42,338,812)	30,822,395	42,230,838

TOTAL REAL ESTATE JOINT VENTURES AND LIMITED PARTNERSHIPS
(Cost $1,084,222,416 and $887,567,089)	1,288,715,399	930,475,703

88   | Prospectus     TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003	continued

SHARES			VALUE

2004	2003	ISSUER	2004	2003

				RESTATED
MARKETABLE SECURITIES—13.54% AND 15.77%
REAL ESTATE RELATED—4.79% AND 6.65%
REAL ESTATE EQUITY SECURITIES—4.25% AND 5.54%
70,000	—	Acadia Realty Trust	$ 1,141,000	$ —
550,000	—	Affordable Residential Communities	7,892,500	—
36,685	—	AMB Property Corp	1,481,707	—
446,100	—	American Campus Communities	10,032,789	—
140,000	—	Amli Residential Properties	4,480,000	—
—	30,000	Apartment Investment & Management Co.	—	1,035,000
46,000	120,325	Archstone-Smith Trust	1,761,800	3,366,694
232,900	560,000	Ashford Hospitality Trust	2,531,623	5,258,400
—	115,000	Avalon Bay Communities Inc	—	5,497,000
150,000	206,800	Boston Properties Inc	9,700,500	9,965,692
150,000	—	Brandywine Realty Trust	4,408,500	—
35,000	315,000	BRE Properties	1,410,850	10,521,000
60,000	—	Capital Lease Funding Inc	750,000	—
—	440,000	Cedar Shopping Centers Inc	—	5,464,800
60,000	—	Centerpoint Properties Trust	2,873,400	—
—	40,000	Chelsea Property Group Inc	—	2,192,400
143,000	—	Corporate Office Properties	4,197,050	—
434,000	—	Developers Diversified Realty	19,256,580	—
1,072,990	—	Digital Realty Trust Inc	14,453,175	—
—	200,000	Entertainment Properties Trust	—	6,942,000
31,875	—	Equity Lifestyle Properties	1,139,532	—
147,518	300,000	Equity Office Properties Trust	4,295,724	8,595,000
—	300,000	Equity One Inc	—	5,064,000
180,000	203,800	Equity Residential	6,512,400	6,014,138
—	40,000	Essex Property Trust Inc	—	2,568,800
594,500	—	Extra Space Storage Inc	7,924,685	—
413,873	400,000	Falcon Financial Investment	2,897,111	3,920,000
1,367,000	—	Feldman Mall Properties	17,784,670	—
—	70,000	Gables Residential Trust	—	2,431,800
110,000	—	General Growth Properties	3,977,600	—
75,000	—	Glenborough Realty Trust Inc	1,596,000	—
912,000	—	GMH Communities Trust	12,859,200	—
38,818	—	Gramercy Capital Corp	799,651	—
72,550	—	Great Wolf Resorts Inc	1,620,767	—
75,000	140,000	Health Care Realty Trust Inc	3,052,500	5,040,000
350,000	—	Hersha Hospitality Trust	4,007,500	—
—	114,700	Hilton Hotels Corp	—	1,964,811
168,000	—	Home Properties Inc	7,224,000	—
325,000	—	Homebanc Corp/Ga	3,146,000	—
—	822,800	Host Marriott Corp	—	10,136,896
74,257	—	Impac Mortgage Holdings Inc	1,683,406	—
300,000	300,000	Interstate Hotels & Resorts	1,608,000	1,605,000

TIAA Real Estate Account       Prospectus | 89

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003	continued

SHARES			VALUE

2004	2003	ISSUER	2004	2003

				RESTATED
—	250,000	Istar Financial Inc	$ —	$ 9,725,000
1,908,000	—	Jameson Inns Inc	3,758,760	—
—	640,000	Keystone Property Trust	—	14,137,600
54,000	100,000	Kimco Realty Corp	3,131,460	4,475,000
324,443	—	Kite Realty Group Trust	4,957,489	—
215,078	640,000	Lexington Corporate Properties Trust	4,856,461	12,921,600
—	230,000	Liberty Property Trust	—	8,947,000
1,266,660	—	Lodgian Inc	15,579,918	—
162,000	—	LTC Properties Inc	3,225,420	—
—	290,000	LTC Properties 8.5%	—	9,097,300
150,000	200,000	Macerich Company/The	9,420,000	8,900,000
30,420	—	Mack-Cali Realty Corp	1,400,233	—
—	800,000	Meristar Hospitality Trust	—	5,208,000
40,000	—	Mills Corp/The	2,550,400	—
150,000	200,000	Mission West Properties	1,596,000	2,590,000
270,000	—	New York Mortgage Trust Inc	3,024,000	—
100,000	—	Northstar Realty Finance Corp	1,145,000	—
525,000	—	Origen Financial Inc	3,927,000	—
70,700	—	Parkway Properties	3,588,025	—
—	130,000	Post Properties Inc	—	3,629,600
75,000	250,000	Prentiss Properties Trust	2,865,000	8,247,500
200,000	330,000	Prologis Trust	8,666,000	10,589,700
—	285,000	PS Business Parks Inc	—	11,759,100
—	172,500	Ramco-Gershenson Properties	—	4,881,750
507,000	—	Reckson Associates Realty Corp	16,634,670	—
45,000	—	Regency Centers Corp	2,493,000	—
255,900	235,900	Simon Property Group Inc	16,549,053	10,931,606
—	22,100	Sun Communities Inc	—	855,270
303,820	—	Sunset Financial Resources	3,162,766	—
315,000	—	Sunstone Hotel Investors Inc	6,545,700	—
—	200,000	Tanger Factory Outlet Center	—	8,140,000
268,200	—	Thomas Properties Group	3,416,868	—
1,500,000	—	Trizec Properties Inc	28,380,000	—
100,000	800,000	United Dominion Realty Trust	2,480,000	15,360,000
—	260,000	US Restaurant Properties	—	4,430,400
77,558	—	Ventas Inc	2,125,865	—
50,000	—	Vornado Realty Trust	3,806,500	—
—	131,300	Washington Real Estate Inv	—	3,833,960
—	85,000	Weingarten Realty Investors	—	3,769,750
—	17,000	Windrose Medical Properties	—	2,109,700
—	306,300	Winstone Hotels Inc	—	3,124,260

TOTAL REAL ESTATE EQUITY SECURITIES
(Cost $284,166,107 and $242,402,103)			327,785,808	265,247,527

90   | Prospectus     TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003	continued

PRINCIPAL			VALUE

2004	2003	ISSUER, CURRENT RATE AND MATURITY DATE	2004	2003

				RESTATED
COMMERCIAL MORTGAGE BACKED SECURITIES—0.54% AND 1.11%
$10,000,000	$ —	Bear Stearns CMS 1.978% 05/14/16	$ 10,006,950	$ —
10,000,000	—	COMM 2004 HTL1 A1 2.643% 07/15/16	10,013,820	—
—	10,000,000	GSMS 2001 - Rock A2FL 1.530% 05/03/18	—	9,909,090
—	20,000,000	LBF 1.49% 1.543% 06/14/17	—	20,007,680
10,000,000	—	GSMS 2001-Rock A2FL 2.030% 05/03/18	10,070,610	—
10,000,000	—	MSDWC 2001 - 280 A2F 1.894% 02/03/11	9,915,150	—
—	10,000,000	MSDWC 2001 - 280 A2F 1.560% 02/03/11	—	9,797,770
—	8,429,804	Opryland Hotel Trust 1.630% 04/01/11	—	8,418,230
1,940,947	—	Trize 2001 - TZHA A3FL 2.130% 03/15/13	1,951,830	—
—	5,000,000	Trize 2001 - TZHA A3FL 1.533% 03/15/13	—	4,871,440

TOTAL COMMERCIAL MORTGAGE BACKED SECURITIES
(Cost $41,943,872 and $53,433,209, respectively)			41,958,360	53,004,210

TOTAL REAL ESTATE RELATED
(Cost $326,109,979 and $295,835,312, respectively)			369,744,168	318,251,737

OTHER—8.75% AND 9.12%
COMMERCIAL PAPER—4.51% AND 4.75%
25,000,000	—	American Honda Finance, Corp 2.280% 01/12/05	24,981,667	—
10,000,000	—	Beta Finance, Inc 1.890% 01/14/05	9,991,445	—
15,000,000	—	Beta Finance, Inc 1.970% 01/21/05	14,980,050	—
18,100,000	—	BMW US Capital Corp 2.280% 01/20/05	18,077,073	—
—	25,000,000	Canadian Imperial Bank of Commerce 1.060% 01/28/04	—	24,999,805
—	2,215,000	CC (USA), Inc 1.100% 02/10/04	—	2,212,351
13,000,000	—	CC (USA), Inc 1.940% 01/14/05	12,988,878	—
—	25,000,000	Ciesco LP 1.080% 02/13/04	—	24,967,917
3,100,000	—	Ciesco LP 2.180% 01/13/05	3,097,537	—
—	18,000,000	Corporate Asset Funding Corp, Inc 1.090% 01/14/04	—	17,992,720
25,000,000	—	Corporate Asset Funding Corp, Inc 2.330% 01/31/05	24,949,625	—
—	20,275,000	Delaware Funding Corp 1.080% 01/22/04	—	20,261,866
2,670,000	—	Fortune Brands 2.060% 01/11/05	2,668,205	—
—	9,800,000	Govco Incorporated 1.040% 02/23/04	—	9,784,418
—	15,000,000	Govco Incorporated 1.080% 02/26/04	—	14,974,825
15,000,000	—	Govco Incorporated 1.990% 01/10/05	14,990,833	—
10,000,000	—	Govco Incorporated 2.060% 01/21/05	9,986,700	—
—	10,000,000	Greyhawk Funding LLC 1.100% 01/20/04	—	9,994,111
25,000,000	—	Greyhawk Funding LLC 2.140% 02/01/05	24,948,000	—
10,750,000	—	Harley-Davidson Funding Corp 2.230% 02/14/05	10,718,556	—
15,000,000	—	Kitty Hawk Funding Corp 2.340% 01/26/05	14,975,300	—
9,565,000	—	Kitty Hawk Funding Corp 2.340% 01/24/05	9,550,461	—
—	25,000,000	Kitty Hawk Funding Corp 1.080% 01/05/04	—	24,996,458
—	1,300,000	New York Times Co 1.070% 02/17/04	—	1,298,163
10,000,000	—	Paccar Financial Corp 1.910% 01/24/05	9,984,800	—
—	14,535,000	Park Avenue Receivables Corp 1.080% 01/29/04	—	14,522,589
—	2,000,000	Private Export Funding Corporation 1.090% 02/19/04	—	1,997,056
10,000,000	—	Private Export Funding Corporation 1.960% 01/12/05	9,992,667	—

TIAA Real Estate Account       Prospectus | 91

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003	continued

PRINCIPAL			VALUE

2004	2003	ISSUER, CURRENT RATE AND MATURITY DATE	2004	2003

				RESTATED
$25,000,000	$ —	Rabobank USA Financial Corp 2.290% 02/02/05	$ 24,946,375	$ —
—	4,460,000	Receivables Capital Corp 1.050% 01/05/04	—	4,459,368
—	19,285,000	Receivables Capital Corp 1.070% of 01/20/04	—	19,273,643
23,135,000	—	Royal Bank of Canada 1.960% 01/18/05	23,108,626	—
16,430,000	—	Royal Bank of Scotland PLC 2.240% 02/03/05	16,393,690	—
2,000,000	—	Sherwin-Williams Co 2.240% 01/20/05	1,997,467	—
—	25,000,000	Sigma Finance Inc 1.090% 01/06/04	—	24,995,750
15,000,000	—	Sigma Finance Inc 2.070% 02/04/05	14,965,875	—
25,000,000	—	Toronto Dominion Bank 2.015% 03/10/05	24,977,213	—
—	10,000,000	UBS Finance, (Delaware) Inc 0.960% 01/02/04	—	9,999,433
25,000,000	—	UBS Finance, (Delaware) Inc 2.300% 01/06/05	24,990,500	—

TOTAL COMMERCIAL PAPER
(Amortized cost $348,329,276 and $226,733,744, respectively)			348,261,543	226,730,473

GOVERNMENT AGENCIES—4.24% AND 4.37%
9,380,000	—	Federal Farm Credit Banks 1.780% 03/15/05	9,334,882	—
8,603,000	—	Federal Farm Credit Banks 1.220% 01/07/05	8,599,403	—
—	13,905,000	Federal Home Loan Mortgage Corp 1.020% 01/09/04	—	13,901,559
—	37,980,000	Federal Home Loan Mortgage Corp 1.020% 01/08/04	—	37,971,644
—	10,715,000	Federal Home Loan Mortgage Corp 1.020% 02/24/04	—	10,698,630
—	10,000,000	Federal Home Loan Mortgage Corp 1.020% 02/17/04	—	9,986,667
—	30,000,000	Federal National Mortgage Association 1.054% 01/07/04	—	29,994,458
—	50,000,000	Federal National Mortgage Association 1.010% 01/15/04	—	49,979,166
—	6,500,000	Federal National Mortgage Association 1.000% 01/05/04	—	6,499,142
—	50,000,000	Federal National Mortgage Association 1.050% 01/30/04	—	49,958,334
7,860,000	—	Federal Home Loan Banks 1.850% 04/21/05	7,798,928	—
18,000,000	—	Federal Home Loan Banks 2.140% 01/07/05	17,992,475	—
22,825,000	—	Federal Home Loan Banks 2.180% 01/21/05	22,795,841	—
20,700,000	—	Federal Home Loan Banks 2.190% 02/16/05	20,636,761	—
11,245,000	—	Federal Home Loan Banks 2.240% 01/26/05	11,227,214	—
8,510,000	—	Federal Home Loan Banks 1.935% 03/11/05	8,471,280	—
20,000,000	—	Federal Home Loan Mortgage Corp 2.000% 01/04/05	19,995,222	—
15,000,000	—	Federal Home Loan Mortgage Corp 1.875% 01/15/05	14,993,546	—
15,540,000	—	Federal Home Loan Mortgage Corp 2.265% 01/25/05	15,516,366	—
22,280,000	—	Federal National Mortgage Association 2.480% 04/29/05	22,094,408	—
50,000,000	—	Federal National Mortgage Association 2.250% 01/19/05	49,942,208	—
25,000,000	—	Federal National Mortgage Association 2.100% 01/13/05	24,980,590	—
31,925,000	—	Federal National Mortgage Association 1.140% 01/03/05	31,919,281	—
32,184,000	—	Federal National Mortgage Association 2.250% 01/05/05	32,174,390	—
9,270,000	—	Federal National Mortgage Association 2.270% 01/26/05	9,255,335	—

TOTAL GOVERNMENT AGENCIES
(Amortized cost $327,794,989 and $208,991,682)			327,728,130	208,989,600

92   | Prospectus     TIAA Real Estate Account

Statement of investments |	TIAA Real Estate Account December 31, 2004 and 2003	continued

	VALUE

	2004	2003

TOTAL OTHER
(Cost $676,124,265 and $435,725,426)	$ 675,989,673	$ 435,720,073

TOTAL MARKETABLE SECURITIES
(Cost $1,002,234,244 and $731,560,738)	1,045,733,841	753,971,810

TOTAL INVESTMENTS—100.00%
(Cost $7,402,022,015 and $4,808,779,439)	$7,725,918,490	$4,779,299,042

(A)	The market value reflects the Account’s interest in the property gross of debt.

(B)	Leasehold interest only.

(C)	The market values reflect the value of the Account’s interest in the joint ventures, net of any debt or joint venture partner interests.

SEE NOTES TO FINANCIAL STATEMENTS

TIAA Real Estate Account       Prospectus | 93

Report of Independent Registered Public Accounting Firm

To the Participants of the TIAA Real Estate Account and the Board of Trustees of Teachers Insurance and Annuity Association of America:

We have audited the accompanying statements of assets and liabilities of the TIAA Real Estate Account (“Account”) of Teachers Insurance and Annuity Association of America (“TIAA”), including the Statements of Investments, as of December 31, 2004 and 2003, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of TIAA’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Account at December 31, 2004 and 2003, and the results of its operations, changes in its net assets and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the Account has restated its financial statements relating to the accounting for its investments in majority-owned real estate joint ventures and to change the presentation of its operating results.

/s/ Ernst & Young LLP

New York, New York

April 14, 2005

94   | Prospectus     TIAA Real Estate Account

Proforma Condensed Statement of Assets and Liabilities (Unaudited)

TIAA Real Estate Account

December 31, 2004

	Historical	Adjustments	Proforma

ASSETS
Real estate and other real estate related investments	$6,680,184,649	$350,830,000(a)	$7,031,014,649
Marketable securities	1,045,733,841	—	1,045,733,841
Other	118,061,434	—	118,061,434

TOTAL ASSETS	7,843,979,924	350,830,000	8,194,809,924

Mortgage notes payable	499,479,256	185,000,000(a)	684,479,256
Amounts due to bank	231,476	—	231,476
Accrued real estate property level expenses	84,959,882	—	84,959,882
Security deposits held	13,759,324	—	13,759,324

TOTAL LIABILITIES	598,429,938	185,000,000	783,429,938

NET ASSETS	$7,245,549,986	165,830,000(a)	$7,411,379,986

TIAA Real Estate Account       Prospectus | 95

Proforma Condensed Statement of Operations (Unaudited)

TIAA Real Estate Account

For the Year Ended December 31, 2004

	Historical	Adjustments	Proforma

Rental income	$397,198,276	$241,667,000(b)	$638,865,276

Operating expenses	100,991,997	54,144,000(b)	155,135,997
Real estate taxes	55,946,418	32,954,000(b)	88,900,418
Interest expense	830,361	40,505,000(b)	41,335,361

Total real estate property expenses	157,768,776	127,603,000	285,371,776

Real estate income, net	239,429,500	114,064,000	353,493,500
Income from real estate joint ventures	57,275,242	—	57,275,242
Interest and dividends	41,623,715	—	41,623,715

TOTAL INCOME	338,328,457	114,064,000	452,392,457
EXPENSES	36,728,425	3,909,000(c)	40,637,425

INVESTMENT INCOME, NET	301,600,032	110,155,000	411,755,032
REALIZED AND UNREALIZED GAINS	414,580,303	—	414,580,303

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$716,180,335	$110,155,000	$826,335,335

96   | Prospectus     TIAA Real Estate Account

Notes to Proforma Condensed Financial Statements (Unaudited)

TIAA Real Estate Account

Note 1—Purpose and Assumptions

As required by the Securities and Exchange Commission under Regulation S-X Article 11-01(5), these proforma condensed financial statements of the TIAA Real Estate Account (“Account”) have been prepared because the Account has made significant purchases of real estate properties during the period from January 1, 2004 through the date of this prospectus. During 2004, the Account purchased 21 properties: nine office properties, including three consolidated joint ventures, ten industrial properties and two retail properties. During the period from January 1, 2005 through the date of this prospectus, the Account purchased or expects to purchase three properties: two office properties (one of which is subject to leverage) and one industrial property. Information regarding these properties is included under “Recent Property Purchases and Sales” on page 28.

Various assumptions have been made in order to prepare these proforma condensed financial statements. The proforma condensed statement of assets and liabilities has been prepared assuming real estate properties purchased or expected to be purchased during the period from January 1, 2005 through the date of this prospectus were purchased as of December 31, 2004. The proforma condensed statement of operations for the year ended December 31, 2004 has been prepared assuming all real estate properties purchased or expected to be purchased during the period from January 1, 2004 through the date of this prospectus were purchased as of January 1, 2004.

Note 2—Proforma Adjustments

The following proforma adjustments were made in preparing the proforma condensed financial statements to reflect the purpose described in Note 1.

Proforma Condensed Statement of Assets and Liabilities:

(a)	To record the cost and related mortgage notes payable of properties purchased during the period from January 1, 2005 through the date of this prospectus, assuming such properties were purchased on December 31, 2004 and to record the inflow of sufficient cash from participant transactions to fund such purchases.

Proforma Condensed Statement of Operations:

(b)	To record the rental income and real estate property level expenses of the real estate properties purchased during the period from January 1, 2004 through the date of this prospectus, assuming such properties were owned for the year ended December 31, 2004.

(c)	To record additional investment advisory charges which would have been incurred during the period presented, assuming the real estate properties purchased during the period from January 1, 2004 through the date of this prospectus had been purchased as of January 1, 2004.

TIAA Real Estate Account       Prospectus | 97

PROPERTY FINANCIAL STATEMENTS

3111 Camino Del Rio North, San Diego, California

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the property located at 3111 Camino Del Rio North, San Diego, California (the “Property”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the property owner’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

November 24, 2004

 98   | Prospectus     TIAA Real Estate Account

3111 Camino del Rio North, San Diego, California

STATEMENT OF REVENUES AND CERTAIN EXPENSES
	Year Ended	Four Months Ended
	December 31, 2003	April 30, 2004
(In thousands)	(Audited)	(Unaudited)

REVENUES
Rental income	$5,185	$1,695
Recoveries	343	120
Parking	213	85
Other income	226	24

	5,967	1,924

CERTAIN EXPENSES
Administrative	152	42
Operating and maintenance	1,197	446
Management fees	179	51
Insurance	116	42
Real estate taxes	152	64

		645
	1,796

Excess of revenues over certain expenses	$4,171	$1,279

The accompanying notes arean integral part of this financial statement.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The Property, located at 3111 Camino Del Rio North, San Diego, California, is also known as Centerside I. The building contains approximately 205,000 square feet of office space, and a parking lot. At April 30, 2004, the building was approximately 89% leased to 27 tenants, of which 22%, or 6 tenants, are major credit tenants. The largest tenant occupies approximately 32% of the space at an annual rental of approximately $1,959,000. Certain tenants’ leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Property.

TIAA Real Estate Account       Prospectus | 99

The statement of revenues and certain expenses for the four months ended April 30, 2004, is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

2 —Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Escalation rents based on payments for real estate taxes and operating expenses are estimated and accrued.

3 — Operating Leases

Office space in the Property is rented to tenants under operating leases. Approximate minimum future rentals required under these leases (including leases entered into from January 1, 2004 to April 30, 2004) are as follows:

Year Ending December 31,	(In Thousands)

2004	$ 5,307
2005	5,099
2006	4,225
2007	3,258
2008	2,369
Thereafter	1,111

$21,369

4 — Related Party Transaction

Management fees are paid to the managing member of the limited liability company which owns the Property. Fees are collected based on 3% of rental revenues collected and were $179,182 for the year ended December 31, 2003, and $51,430 for the period ended April 30, 2004.

100   | Prospectus     TIAA Real Estate Account

30721 and 30699 Russell Ranch Road, Westlake Village, California

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the properties located at 30721 and 30699 Russell Ranch Road, Westlake Village, California (the “Properties”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the property owner’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

May 6, 2004

TIAA Real Estate Account       Prospectus | 101

30721 and 30699 Russell Ranch Road, Westlake Village, California

STATEMENT OF REVENUES AND CERTAIN EXPENSES

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004
(In thousands)	(Audited)	(Unaudited)

REVENUES
Rental income	$2,927	$772
Recoveries	48	14
Miscellaneous income	15	3

	2,990	789

CERTAIN EXPENSES
Administrative	37	10
Operating and maintenance	754	224
Management fees	87	22
Insurance	159	41
Real estate taxes	296	77

	1,333	374

Excess of revenues over certain expenses	$1,657	$415

The accompanying notes arean integral part of this financial statement.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The Properties, located at 30721 and 30699 Russell Ranch Road, Westlake Village, California, are also known as Westlake North Business Park II & III. The buildings contain approximately 199,000 square feet of office space, and 4,300 square feet of parking space. At March 31, 2004, the buildings are approximately 91% leased to 8 tenants, of which 84%, or 5 tenants, are major credit tenants. The largest tenant occupies approximately 33% of the space at an approximate annual rental of $1,840,000. Certain tenants’ leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Properties, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Properties.

The statement of revenues and certain expenses for the three months ended March 31, 2004, is unaudited. However, in the opinion of management, all

102   | Prospectus     TIAA Real Estate Account

adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above, have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Escalation rents based on payments for real estate taxes and operating expenses are estimated and accrued.

3 — Operating Leases

Office space in the Properties is rented to tenants under operating leases. Approximate minimum future rentals required under these leases (including leases entered into from January 1, 2004 to March 31, 2004) are as follows:

Year Ending December 31,	(In Thousands)

2004	$ 3,810
2005	5,116
2006	4,915
2007	4,763
2008	3,293
Thereafter	1,810

$23,707

TIAA Real Estate Account       Prospectus | 103

Four Oaks Place, Houston, Texas

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of Four Oaks Place - Houston, Texas (the “Property”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

September 22, 2004

104   | Prospectus     TIAA Real Estate Account

Four Oaks Place — Houston, Texas

STATEMENT OF REVENUES AND CERTAIN EXPENSES

		Seven Months
	Year Ended	Ended
	December 31, 2003	July 31, 2004
(In thousands)	(Audited)	(Unaudited)

REVENUES
Rental income	$31,565	$17,419
FASB Statement No. 13 accrual	1,276	1,149
Recoveries	1,260	573
Parking income	1,039	643
Other income	188	145

	35,328	19,929

CERTAIN EXPENSES
Utilities	2,467	1,541
Repairs and maintenance	5,554	3,148
General and administrative	1,546	953
Marketing and advertising	135	42
Management fees	823	461
Real estate taxes	5,823	3,230
Insurance	339	181
Bad debt expense	1,048	436

	17,735	9,992

Excess of revenues over certain expenses	$17,593	$9,937

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The Property, located in Houston, Texas, contains approximately 1.7 million square feet of commercial space in four high-rise office buildings and approximately 25,000 square feet of retail space. In addition, land is currently being rented under a ground lease. At July 31, 2004, the Property was approximately 85% leased.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the seven months ended July 31, 2004, is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair

TIAA Real Estate Account       Prospectus | 105

presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of significant accounting policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Two tenants lease approximately 10% and 14%, respectively, of the Property’s square footage. Rent from these tenants represented approximately 12% and 16%, respectively, of total revenues for the year ended December 31, 2003, and approximately 11% and 18%, respectively, of total revenues for the seven months ended July 31, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of Lehndorff Four Oaks Place Joint Venture, the owner of the Property. Management fees of approximately $823,000 and $461,000 were incurred for the year ended December 31, 2003, and the seven months ended July 31, 2004, respectively.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents (including ground rent) required under leases in effect at December 31, 2003 (and additional leases entered into from January 1, 2004 through July 31, 2004) are as follows:

Year Ending December 31,

2004	$30,513,000
2005	31,183,000
2006	29,326,000
2007	27,574,000
2008	25,695,000
Thereafter	69,432,000

$213,723,000

106   | Prospectus     TIAA Real Estate Account

1900 K Street, NW — Washington, D.C.

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of 1900 K STREET, NW—WASHINGTON, D.C. (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

November 24, 2004

TIAA Real Estate Account       Prospectus | 107

1900 K Street, NW — Washington, D.C.

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
(In thousands)	September 30, 2004

REVENUES
Rental income	$12,108
FASB Statement No. 13 accrual	705
Recoveries	5,319
Management fees	530
Parking income	580
Other income	106

19,348

CERTAIN EXPENSES
Salaries and wages	424
Cleaning	587
Utilities	578
Repairs and maintenance	378
Building management services	1,056
Taxes and insurance	3,004
Nonrecoverable costs	42

6,069

Excess of revenues over certain expenses	$13,279

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The Property, located in Washington, D.C., contains 331,477 square feet of commercial space, 5,962 square feet of retail space, and 5,445 square feet of storage space. In addition, the building contains a three-level parking garage. At September 30, 2004, the Property was 100% leased. The current owner of the Property is National Office Partners Limited Partnership (“NOP”).

The accompanying financial statement is presented in conformity with Rule
3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

108   | Prospectus     TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Three tenants lease approximately 82% of the Property’s square footage. Rent from these tenants represented approximately 80% of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of NOP, the owner of the Property. Management fees and certain other expenses of approximately $567,000 and $21,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004, are as follows.

Year Ending September 30,

2005	$12,124,000
2006	13,168,000
2007	10,825,000
2008	9,778,000
2009	9,922,000
Thereafter	18,241,000

$74,058,000

TIAA Real Estate Account       Prospectus | 109

1001 Pennsylvania Avenue, NW — Washington, D.C.

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of 1001 PENNSYLVANIA AVENUE, NW—WASHINGTON, D.C. (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

November 24, 2004

110   | Prospectus     TIAA Real Estate Account

1001 Pennsylvania Avenue, NW — Washington, D.C.

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
(In thousands)	September 30, 2004

REVENUES
Rental income	$24,735
FASB Statement No. 13 accrual	885
Recoveries	10,504
Management fees	1,158
Parking income	1,505
Other income	518

39,305

CERTAIN EXPENSES
Salaries and wages	894
Cleaning	1,266
Utilities	940
Repairs and maintenance	956
Building management services	2,007
Taxes and insurance	6,008
Nonrecoverable costs	172

12,243

Excess of revenues over certain expenses	$27,062

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The Property, located in Washington, D.C., contains 731,818 square feet of office space, 41,023 square feet of retail space and 29,549 square feet of storage space. The current owner of the Property is Lincoln Square Corporation (“LSC”). At September 30, 2004, the Property was approximately 99% leased.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

TIAA Real Estate Account       Prospectus | 111

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Four tenants lease approximately 93% of the Property’s square footage. Rent from these tenants represented approximately 81% of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of LSC. Management fees and certain other expenses of approximately $1,182,000 and $47,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004, are as follows:

Year Ending September 30,

2005	$ 25,149,000
2006	26,946,000
2007	27,624,000
2008	27,898,000
2009	28,261,000
Thereafter	118,980,000

$254,858,000

112   | Prospectus     TIAA Real Estate Account

50 Fremont Street — San Francisco, California

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of 50 FREMONT STREET—SAN FRANCISCO, CALIFORNIA (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

November 24, 2004

TIAA Real Estate Account       Prospectus | 113

50 Fremont Street—San Francisco, California

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
(In thousands)	September 30, 2004

REVENUES
Rental income	$26,309
FASB Statement No. 13 accrual	937
Recoveries	4,210
Parking income	1,518
Other income	337

33,311

CERTAIN EXPENSES
Salaries and wages	1,144
Cleaning	1,828
Utilities	1,114
Repairs and maintenance	920
Building management services	1,884
Taxes and insurance	3,716
Nonrecoverable costs	719

11,325

Excess of revenues over certain expenses	$21,986

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The Property, located in San Francisco, California, contains 817,412 square feet of commercial space in a 42-story office building. The current owner of the Property is National Office Partners Limited Partnership (“NOP”). At September 30, 2004, the overall occupancy of the Property was approximately 90%.

The accompanying financial statement is presented in conformity with Rule
3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

114   | Prospectus     TIAA Real Estate Account

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Two tenants lease approximately 34% and 27%, respectively, of the Property’s square footage. Rent from these tenants represented approximately 40% and 29%, respectively, of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of NOP, the owner of the Property. Management fees and certain other expenses of approximately $830,000 and $50,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004, and additional leases entered into from October 1, 2004 through November 23, 2004, are as follows:

Year Ending September 30,

2005	$24,842,000
2006	24,518,000
2007	23,849,000
2008	21,323,000
2009	20,876,000
Thereafter	96,297,000

$211,705,000

TIAA Real Estate Account       Prospectus | 115

IDX Tower — 925 Fourth Avenue — Seattle, Washington

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of IDX TOWER — 925 FOURTH AVENUE — SEATTLE, WASHINGTON (the “Property”), as described in Note 1, for the year ended September 30, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

November 22, 2004

116   | Prospectus     TIAA Real Estate Account

IDX Tower - 925 Fourth Avenue—Seattle, Washington

STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended
(In thousands)	September 30, 2004

REVENUES
Rental income	$17,089
FASB Statement No. 13 accrual	2,966
Recoveries	6,364
Parking income	1,940
Other income	49

28,408

CERTAIN EXPENSES
Salaries and wages	970
Cleaning	1,175
Utilities	610
Repairs and maintenance	740
Building management services	1,774
Taxes and insurance	1,504
Nonrecoverable costs	435

7,208

Excess of revenues over certain expenses	$21,200

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The Property, located in Seattle, Washington, contains 845,533 square feet of office space. Construction of the building was completed during 2002, and the first tenants moved in during January 2003. The current owner of the Property is National Office Partners Limited Partnership (“NOP”). At September 30, 2004, the overall occupancy of the Property was approximately 95%.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the period presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

TIAA Real Estate Account       Prospectus | 117

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Major Tenants

Four tenants lease approximately 79% of the Property’s square footage. Rent from these tenants represented approximately 83% of total revenues for the year ended September 30, 2004.

4 — Transactions with Related Parties

The Property is managed by an affiliate of NOP, the owner of the Property. Management fees and certain other expenses of approximately $705,000 and $52,000, respectively, were incurred for the year ended September 30, 2004.

5 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at September 30, 2004, and additional leases entered into from October 1, 2004 through November 22, 2004, are as follows:

Year Ending September 30,

2005	$ 18,691,000
2006	21,942,000
2007	23,071,000
2008	22,715,000
2009	23,425,000
Thereafter	108,528,000

$218,372,000

118   | Prospectus     TIAA Real Estate Account

JV with IDI — Industrial Portfolio

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the properties included in JV With IDI - Industrial Portfolio (the “Properties”), as described in Note 1, for the year ended December 31, 2003. This financial statement is the responsibility of the property owner’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

November 9, 2004

TIAA Real Estate Account       Prospectus | 119

JV with IDI — Industrial Portfolio

STATEMENT OF REVENUES AND CERTAIN EXPENSES
	Year Ended	Nine Months Ended
	December 31, 2003	September 30, 2004
(In thousands)	(Audited)	(Unaudited)

REVENUES
Rental income	$2,661	$3,100
FASB Statement No. 13 accrual	306	1,219
Recoveries	659	805
Miscellaneous income	9	29

	3,635	5,153

CERTAIN EXPENSES
Operating and maintenance	552	547
Management fees	111	119
Insurance	169	196
Real estate taxes	823	1,201

	1,655	2,063
Less—Portion capitalized	(362)	(496)

	1,293	1,567

Excess of revenues over certain expenses	$2,342	$3,586

The accompanying notes are an integral part of this financial statement.

120   | Prospectus     TIAA Real Estate Account

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organizaton and Basis of Presentation

The JV With IDI - Industrial Portfolio includes 12 properties that contain approximately 3.6 million square feet of office space. At September 30, 2004, the buildings are approximately 86% leased to 16 tenants under net lease agreements. The buildings were developed by IDI and were completed as shown in the schedule below. Operating expenses incurred during the first year after the building obtained a certificate of occupancy have been capitalized until the building began to charge rents.

Building	Location	Construction Completion Date

Airways Distribution - Building C	Southhaven, Mississippi	August, 2003
Airways Distribution - Building E	Southhaven, Mississippi	February, 2004
Bolingbrook - International Truck	Bolingbrook, Illinois	January, 2004
Bolingbrook Corporate Center	Bolingbrook, Illinois	January 15, 2005 (projected)
Bolingbrook Corporate Center III	Bolingbrook, Illinois	February, 2003
Chickasaw	Memphis, Tennessee	April, 2004
Miramar Business Center B	Miramar, Florida	March, 2002
Prairie Point Inventory Facility III	Naperville, Illinois	August, 1999
Rock Run VI	Will County, Illinois	December, 2002
Southpoint F	Forest Park, Georgia	August, 2001
Westfork A5	Lithia Springs, Georgia	July, 2001
Westfork C4	Lithia Springs, Georgia	January, 1999

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Properties, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Properties.

The statement of revenues and certain expenses for the nine months ended September 30, 2004, is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

TIAA Real Estate Account       Prospectus | 121

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

3 — Related Party Transaction

The Properties are managed by an affiliate of IDI, the owner of the Properties. Management fees of approximately $111,000 and $119,000 were incurred for the year ended December 31, 2003, and the nine months ended September 30, 2004, respectively.

4 — Operating Leases

Office space in the Properties is rented to tenants under noncancelable operating leases. Approximate minimum future rentals required under these leases (including leases entered into from January 1, 2004 to September 30, 2004) are as follows:

Year Ending December 31,

2004	$ 5,019,000
2005	9,353,000
2006	8,940,000
2007	8,468,000
2008	7,155,000
Thereafter	34,716,000

$73,651,000

122   | Prospectus     TIAA Real Estate Account

99 High Street — Boston, Massachusetts

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the property located at 99 High Street in Boston, Massachusetts (the “Property”), as described in Note 1, for the year ended December 31, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

April 12, 2005

TIAA Real Estate Account       Prospectus | 123

99 High Street — Boston, Massachusetts

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

The Property, located at 99 High Street, Boston, Massachusetts, contains 731,204 square feet of commercial office space in a 32-story office building. The current owner of the Property is W/W High Street, L.L.C. At February 28, 2005, the overall occupancy of the Property was approximately 92%.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the two months ended February 28, 2005 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

124   | Prospectus     TIAA Real Estate Account

99 High Street — Boston, Massachusetts

3 — Major Tenants

Three tenants lease approximately 44% of the Property’s square footage. Rent from these tenants represented approximately 60% of total revenues for the year ended December 31, 2004.

4 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2004 (and additional leases entered into from January 1, 2005 through February 28, 2005) are as follows:

Year Ending December 31,	Amount

2005	$ 19,540,000
2006	19,593,000
2007	20,785,000
2008	18,599,000
2009	15,615,000
Thereafter	44,976,000

$139,108,000

TIAA Real Estate Account       Prospectus | 125

99 High Street — Boston, Massachusetts

STATEMENT OF REVENUES AND CERTAIN EXPENSES

	Year Ended	Two Months Ended
	December 31, 2004	February 28, 2005
	(Audited)	(Unaudited)

REVENUES:
Rental income	$21,676,111	$4,020,690
Free rent income	(2,925,660)	(786,784)
FASB Statement No. 13 accrual	3,326,340	747,147
Recoveries	1,553,775	318,770
Other income	745,662	129,615

	24,376,228	4,429,438

CERTAIN EXPENSES:
General and administrative	656,512	165,525
Management fees	165,322	25,193
Utilities	2,053,490	426,883
Repairs	308,446	28,278
Maintenance	1,850,290	367,729
Taxes	4,977,874	867,452
Insurance	204,327	32,994
Nonreimbursement expenses	231,214	32,234

	10,447,475	1,946,288

Excess of revenues over certain expenses	$13,928,753	$2,483,150

The accompanying notes are an integral part of this financial statement.

126   | Prospectus     TIAA Real Estate Account

8270 Greensboro Drive — Tysons Corner, Virginia

INDEPENDENT AUDITORS’ REPORT

To the Management of Teachers Insurance and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the property located at 8270 Greensboro Drive, Tysons Corner, Virginia (the “Property”), as described in Note 1, for the year ended December 31, 2004. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property's revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

April 12, 2005

TIAA Real Estate Account       Prospectus | 127

8270 Greensboro Drive — Tysons Corner, Virginia

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1 — Organization and Basis of Presentation

The Property, located in Tysons Corner, Virginia, contains approximately 158,000 square feet of commercial space. At February 28, 2005, the Property was 100% leased to 12 tenants. The tenant leases contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the two months ended February 28, 2005 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Recoveries, based on payments for real estate taxes and operating expenses, are estimated and accrued.

128   | Prospectus     TIAA Real Estate Account

8270 Greensboro Drive — Tysons Corner, Virginia

3 — Major Tenants

Three tenants lease approximately 52% of the Property’s square footage. Rent from these tenants represented approximately 51% of total revenues for the year ended December 31, 2004 and for the two months ended February 28, 2005.

4 — Operating Leases

Space in the Property is rented to tenants under various noncancelable operating leases. Approximate minimum future rents required under leases in effect at December 31, 2004 are as follows:

Year Ending December 31,	Amount

2005	$ 5,292,000
2006	4,902,000
2007	4,547,000
2008	3,953,000
2009	4,052,000
Thereafter	3,222,000

$25,968,000

 5 — Related Party Transaction

The current owner of the Property also owns the adjoining property, on which a sports and health club (“S&H”) is located. There is an agreement with S&H providing for the use of 106 parking spaces in the garage. The S&H members pay one dollar to park for up to three hours, and S&H pays the greater of 18% of the annual costs to operate the garage or $25,000 increased by 3% a year. The parking income is net of the net revenue paid to S&H of approximately $53,000 and $10,000 for the year ended December 31, 2004 and the two months ended February 28, 2005, respectively.

TIAA Real Estate Account       Prospectus | 129

8270 Greensboro Drive — Tysons Corner, Virginia

STATEMENT OF REVENUES AND CERTAIN EXPENSES

	Year Ended	Two Months Ended
	December 31, 2004	February 28, 2005
	(Audited)	(Unaudited)

REVENUES:
Rental income	$5,375,642	$902,203
Recoveries	134,133	40,267
Parking income	144,050	30,966
Lease termination fees	127,419	—
Other income	23,340	5,659

	5,804,584	979,095

CERTAIN EXPENSES:
Operating expenses	793,631	166,848
Management fees	126,609	21,906
Insurance	36,393	5,274
Real estate taxes	411,779	93,667
Other taxes and licenses	14,256	2,480

	1,382,668	290,175

Excess of revenues over certain expenses	$4,421,916	$688,920

The accompanying notes are an integral part of this financial statement.

130   | Prospectus     TIAA Real Estate Account

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

CONDENSED STATUTORY-BASIS FINANCIAL STATEMENTS INFORMATION

(The following condensed statutory-basis financial statements information has been derived from audited statutory-basis financial statements which are available upon request)

TIAA CONDENSED STATUTORY-BASIS BALANCE SHEETS

(in thousands)*

December 31,	2004	2003

ASSETS
Bonds	$114,776,422	$106,505,812
Mortgages	24,293,328	23,689,539
Real estate	1,707,127	1,702,300
Preferred stocks	1,287,644	924,754
Common stocks	3,722,171	3,474,524
Other long-term investments	5,647,871	4,862,515
Cash, cash equivalents and short-term investments	447,444	1,082,871
Investment income due and accrued	1,373,863	1,356,407
Separate account assets	8,309,676	5,849,058
Deferred federal income tax asset	1,024,409	893,245
Other assets	974,399	905,744

TOTAL ASSETS	$163,564,354	$151,246,769

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
Policy and contract reserves	$131,211,568	$124,777,130
Dividends declared for the following year	2,214,480	2,337,922
Asset valuation reserve	2,743,549	2,288,501
Interest maintenance reserve	805,961	610,882
Separate account liabilities	8,309,676	5,849,058
Securities lending collateral	3,544,223	2,985,776
Other liabilities	3,557,497	2,156,038

TOTAL LIABILITIES	152,386,954	141,005,307

Capital (2,500 shares of $1,000 par value common stock issued and outstanding and $550,000 paid-in capital)	3,050	3,050
Contingency Reserves:
For investment losses, annuity and insurance mortality, and other risks	11,174,350	10,238,412

TOTAL CAPITAL AND CONTINGENCY RESERVES	11,177,400	10,241,462

TOTAL LIABILITIES, CAPITAL AND CONTINGENCY RESERVES	$163,564,354	$151,246,769

*Except par value of common stock and paid-in capital

SEE SUPPLEMENTAL INFORMATION TO CONDENSED STATUTORY BASIS FINANCIAL STATEMENTS	TIAA Real Estate Account Prospectus | 131

Teachers Insurance and Annuity Association of America     continued

TIAA CONDENSED STATUTORY-BASIS STATEMENTS OF OPERATIONS (in thousands)

For the Years Ended December 31,	2004	2003

REVENUES
Insurance and annuity premiums and other considerations	$9,482,218	$8,896,091
Annuity dividend additions	2,392,193	2,847,173
Net investment income	9,454,011	9,456,775

TOTAL REVENUES	$21,328,422	$21,200,039

EXPENSES
Policy and contract benefits	$6,832,197	$6,128,748
Dividends to policyholders	4,112,964	4,584,048
Increase in policy and contract reserves	6,431,002	7,848,807
Operating expenses	432,504	490,522
Transfers to separate accounts, net	1,732,422	839,172
Other, net	121,006	(8,446)

TOTAL EXPENSES	$19,662,095	$19,882,851

Income before federal income tax and net realized capital (losses)	$1,666,327	$1,317,188
Federal income tax expense	572,339	16,715
Net realized capital (losses) less capital gains tax, after transfers to the interest maintanance reserve	(553,531)	(786,139)

NET INCOME	$540,457	$514,334

132 | Prospectus TIAA Real Estate Account	SEE SUPPLEMENTAL INFORMATION TO CONDENSED STATUTORY BASIS FINANCIAL STATEMENTS

Teachers Insurance and Annuity Association of America     continued

SUPPLEMENTAL INFORMATION TO CONDENSED
STATUTORY-BASIS FINANCIAL STATEMENTS

Basis of Presentation: Teachers Insurance and Annuity Association of America's statutory-basis financial statements have been prepared on the basis of statutory accounting practices prescribed or permitted by the New York State Insurance Department; a comprehensive basis of accounting that differs from U.S. generally accepted accounting principles.

Valuation of Investments: Bonds and short-term investments (debt securities with maturities of one year or less at the time of acquisition) not in default are generally stated at amortized cost; preferred stocks in NAIC designations 1, 2 and 3 are stated at amortized cost; preferred stocks at NAIC designations 4, 5 and 6 are carried at the lower of amortized cost or fair value; common stocks at market value; and all other bond, short-term and preferred stock investments at the lower of amortized cost or market value. For loan-backed bonds and structured securities, the carrying value is determined using actual and anticipated cash flows under the prospective method for interest-only securities, securities for which other than temporary impairment had been recognized, or securities whose expected future cashflows are lower than the expected cashflows at the time of acquisition. The retrospective method is used for all other loan-backed and structured securities. Anticipated prepayments are based on life-to-date prepayment speeds, using historical cash flows and internal estimates. Mortgages are stated at amortized cost and directly-owned real estate held for the production of income is carried at depreciated cost, less encumbrances. Real estate held for sale is carried at the lower of depreciated cost or fair value less encumbrances and estimated costs to sell. Investments in wholly-owned subsidiaries, real estate limited partnerships and securities limited partnerships are stated at TIAA's equity in the net admitted assets of the underlying entities. Policy loans are stated at outstanding principal amounts. Separate account assets are stated at market value. Seed money investments in the TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds are stated at market value. All investments are stated net of impairments which are considered to be other than temporary, which are determined on an individual basis. Depreciation of real estate investments is generally computed over a forty-year period on the straight-line method.

Reclassifications: TIAA financial statements report asset classes and related income in the same categories as prescribed for the NAIC Annual Statement. Certain reclassifications have been made to prior year amounts in order to conform to this presentation. The principal reclassifications related to reporting net transfers and real estate. In prior years, transfers to and from the College Retirement Equities Fund (“CREF”) were reported net on the Statutory-Basis Statements of Operations. CREF transfers have been reported as

TIAA Real Estate Account Prospectus | 133

premiums and benefits on these statements to be more consistent with the Annual Statement presentation. In addition, this presentation reports real estate activities conducted through subsidiaries and other entities as affiliated equity, mortgages, or other long-term investments rather than as real estate.

Additional Asset Information:
	2004	2003

As a percentage of total bond investments:
Below investment grade bonds	7.0%	8.4%
As a percentage of total mortgage investments:
Total mortgage investments in California	20.8%	19.0%
Total mortgage investments in office buildings	41.1%	43.3%
Total mortgage investments in shopping centers	29.2%	26.4%
As a percentage of total real estate investments:
Total real estate investments in Florida	20.0%	20.4%
Total real estate investments in office buildings	70.9%	71.7%

Derivative Instruments: TIAA has filed a Derivatives Use Plan with the New York State Insurance Department (the "Department"). This plan details TIAA's derivative policy objectives, strategies, controls, and restrictions. TIAA uses derivative instruments for hedging, income generation, and asset replication purposes. TIAA enters into derivatives directly with counterparties of high credit quality. At December 31, 2004 and 2003, TIAA held derivative contracts with a total notional value of approximately $4,266,759 and $4,032,520, respectively.

Policy and Contract Reserves: Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves are based on assumptions for interest, mortality and other risks insured and establish a sufficient provision for all benefits guaranteed under policy and contract provisions. For retained assets, an accumulation account issued from the proceeds of life insurance policies, reserves held are equal to the total current account balances of all account holders.

134 | Prospectus TIAA Real Estate Account

At December 31, TIAA’s general account annuity reserves had the following characteristics:

		2004		2003

	Amount	Percent	Amount	Percent

Subject to discretionary withdrawal:
At book value without adjustment	$ 22,974,084	17.6%	$ 20,803,827	16.8%
At market value	—	0.0	—	0.0
Not subject to discretionary withdrawal	107,770,373	82.4	103,308,481	83.2

Total annuity reserves and deposit liabilities	130,744,457	100.0%	124,112,308	100.0%
Reconciliation to total policy & contract
reserves shown on the balance sheet:
Reserves on other life policies & contracts	466,748		421,521
Reserves on accident & health policies	363		243,301

Total policy and contract reserves	$131,211,568		$124,777,130

Federal income taxes: By charter, TIAA is a Stock Life Company that operates on a non-profit basis and was largely exempt from federal income taxation under the Internal Revenue Code until 1998 when federal legislation changed its taxable status.

TIAA’s 1998 and 1999 tax returns representing the first years for which TIAA’s entire business operations were subject to federal income taxation, have been audited by the Internal Revenue Service (“IRS”). In April 2004, the IRS completed its audit and presented TIAA with a Revenue Agent Report asserting certain adjustments to TIAA’s taxable income that would result in additional tax due of $1.1 billion for the 1998 and 1999 tax years. These adjustments would disallow the deductions for certain intangible assets and would adjust certain of TIAA’s tax-basis annuity reserves.

TIAA’s management has filed a protest to the IRS’ adjustments and believes that its tax positions are supported by substantial authority. Although the final resolution of the IRS’ asserted adjustments is uncertain, management’s current best estimate of the probable loss from this dispute with the IRS, given the current status of the tax claim, requires TIAA to establish a contingent tax provision of $629 million as of December 31, 2004.
TIAA Real Estate Account Prospectus | 135

APPENDIX A — MANAGEMENT OF TIAA

The Real Estate Account has no officers or directors. The Trustees and principal executive officers of TIAA, their ages, and their principal occupations, are as follows:

TRUSTEES

Name	Age	Principal Occupations During Past 5 Years

Elizabeth E. Bailey	66	John C. Hower Professor of Public Policy and Management, Wharton School, University of Pennsylvania. Director, CSX Corporation and Altria Group, Inc.
Robert C. Clark	61	Harvard University Distinguished Service Professor and Austin Wakeman Scott Professor of Law, Harvard Law School, Harvard University. Director, Collins & Aikman Corporation, Time Warner Inc. and Omnicom Group.
Estelle A. Fishbein	70	Vice President and General Counsel Emerita, Johns Hopkins University.
Marjorie Fine Knowles	65	Professor of Law, Georgia State University College of Law.
Robert M. O’Neil	70	Professor of Law, University of Virginia and Director, Thomas Jefferson Center for the Protection of Free Expression.
Donald K. Peterson	55	Chairman and Chief Executive Officer, Avaya Inc. Formerly, Executive Vice President and Chief Financial Officer, Lucent Technologies. Director, Reynolds & Reynolds Co.
Sidney A. Ribeau	57	President, Bowling Green University. Director, The Andersons, Convergys and Worthington Industries.
Leonard S. Simon	68	Former Vice Chairman, Charter One Financial, Inc.Formerly, Chairman, President and Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive Officer, Rochester Community Savings Bank. Director, Landmark Technology Partners, Inc. and Integrated Nano-Technologies, LLC.
David F. Swensen	51	Chief Investment Officer, Yale University.
Ronald L. Thompson	55	Chairman and Chief Executive Officer, Midwest Stamping and Manufacturing Company. Director, Interstate Bakeries and Ryerson Tull, Inc.
Paul R. Tregurtha	69	Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran Transportation Company, Inc.; Vice Chairman, Interlake Steamship Company and Lakes Shipping Company; Formerly, Chairman, Meridian Aggregates, L.P. Director, FPL Group, Inc.
Rosalie J. Wolf	63	Managing Partner, Botanica Capital Partners LLC. Formerly, Managing Director, Offit Hall Capital Management LLC and its predecessor company, Laurel Management Company LLC; earlier, Treasurer and Chief Investment Officer, The Rockefeller Foundation. Director, North European Oil Royalty Trust and Sanford C. Bernstein Fund, Inc.

136   | Prospectus     TIAA Real Estate Account

OFFICER-TRUSTEES

Name	Age	Principal Occupations During Past 5 Years

Herbert M. Allison, Jr.	61	Chairman, President and Chief Executive Officer, TIAA. President and Chief Executive Officer, CREF. Formerly, President, Chief Operating Officer and Member of the Board of Directors of Merrill Lynch & Co., Inc., 1997–1999 and President and Chief Executive Officer of Alliance for LifeLong Learning, Inc., 2000 –2002. Director, New York Stock Exchange

OTHER OFFICERS

Name	Age	Principal Occupations During Past 5 Years

Gary Chinery	55	Vice President and Treasurer, TIAA and CREF.
E. Laverne Jones	56	Vice President and Corporate Secretary, TIAA and CREF.
Elizabeth A. Monrad	50	Executive Vice President and Chief Financial Officer, TIAA and CREF.
John Somers	61	Head of Fixed Income and Real Estate Investments, TIAA and CREF.

PORTFOLIO MANAGEMENT TEAM

Name	Age	Principal Occupations During Past 5 Years

Thomas Garbutt	46	Managing Director — Real Estate Equities.
Philip J. McAndrews	46	Managing Director — Portfolio Management.
Margaret A. Brandwein	57	Managing Director — TIAA Real Estate Account.

TIAA Real Estate Account       Prospectus | 137

APPENDIX B — SPECIAL TERMS

Accumulation: The total value of your accumulation units in the Real Estate Account.

Accumulation Period: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account’s accumulation unit value changes daily.

Annuity Unit: A measure used to calculate the amount of annuity payments due a participant.

Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

Business Day: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. Eastern time, or when trading closes on the NYSE, if earlier.

Calendar Day: Any day of the year. Calendar days end at the same time as business days.

Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

Eligible Institution: A nonprofit institution, including any governmental institution, organized in the United States.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

General Account: All of TIAA’s assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA’s other income, gains or losses.

138   | Prospectus     TIAA Real Estate Account

Valuation Day: Any day the NYSE is open for trading, as well as, for certain contracts, the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren’t business days will end at 4 p.m. eastern time.

Valuation Period: The time from the end of one valuation day to the end of the next.

TIAA Real Estate Account       Prospectus | 139

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How to Reach Us

Our Address

Send all notices, forms, requests, or
payments to this address

TIAA-CREF
P.O. Box 1259
Charlotte, NC 28201

TIAA-CREF Web Center

Account performance, personal account
information and transactions, product
descriptions, and information about
investment choices and income options

www.tiaa-cref.org
24 hours a day, 7 days a week

Automated Telephone Service

Check account performance and
accumulation balances, change allocations,
transfer funds and verify credited
premiums

(800) 842-2252
24 hours a day, 7 days a week

Telephone Counseling Center

Retirement saving and planning,
income options and payments,
and tax reporting

(800) 842-2776
8 a.m. to 10 p.m. ET, Monday–Friday
9 a.m. to 6 p.m. ET, Saturday

Planning and Service Center

TIAA-CREF Mutual Funds, after-tax
annuities and life insurance

(800) 223-1200
8 a.m. to 10 p.m. ET, Monday–Friday

For Hearing- or Speech-Impaired
Participants

(800) 842-2755
8 a.m. to 10 p.m. ET, Monday–Friday
9 a.m. to 6 p.m. ET, Saturday

TIAA-CREF Trust Company, FSB

Investment management, trust
administration, estate planning, planned
giving and endowment management

(888) 842-9001
8 a.m. to 5 p.m. CT, Monday–Friday

TIAA-CREF Tuition Financing, Inc.

Tuition financing programs

(888) 381-8283
8 a.m. to 11 p.m. ET, Monday–Friday

©2005 Teachers Insurance and Annuity Association–College
Retirement Equities Fund (TIAA-CREF), New York, NY 10017

Printed on recycled paper    A10851
05/05